UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §.240.14a-12

NORDSTROM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

1617 Sixth Avenue, Seattle, WA 98101

April 19, 2018

Dear Shareholder,

You are invited to join us online May 29, 2018, at 9:00 a.m. Pacific Daylight Time for the 2018 Annual Meeting of Shareholders via webcast. If you would like to attend in person, the meeting will take place in the John W. Nordstrom Room, on the 5th floor of Downtown Seattle Nordstrom, at 1617 Sixth Avenue.

For Nordstrom, 2017 was a year of significant progress. We continued to make investments in many areas including our people, our digital and physical capabilities, our product offerings and our services. Customers want more control over their shopping experience than ever before, and that’s driving changes across the entire industry. The definition of service continues to evolve, and we’re working to evolve with it. We remain steadfast in our focus on solving customer needs in new and more relevant ways.

As a company, we strive to be the number one retailer in every market we serve. We hope to achieve this by focusing on our three strategic pillars: providing a differentiated product offering, delivering exceptional services and experiences, and leveraging the strength of our brand. We remain committed to managing the business in the best interests of customers, employees and shareholders.

You have a right as a shareholder to vote. You can vote online, by telephone or by using a printed proxy card as outlined in this document. In addition to this Proxy Statement, we encourage you to view our online Letter to Shareholders at investor.nordstrom.com and read our 2017 Annual Report. There you will find a more complete picture of our performance and how we are working to increase shareholder value by improving the customer experience.

On behalf of all of us at Nordstrom, thank you for your continued support.

Sincerely,

Philip G. Satre	Blake W. Nordstrom
Chairman of the Board	Co-President

Peter E. Nordstrom	Erik B. Nordstrom
Co-President	Co-President

Back to Contents

Back to Contents

1617 Sixth Avenue, Seattle, Washington 98101-1707

Notice of Annual Meeting of Shareholders

Tuesday, May 29, 2018

9:00 a.m. Pacific Daylight Time

John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, WA 98101

The 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of Nordstrom, Inc. (the “Company”) will be held for the following purposes:

1.	To elect 11 Directors to serve until the 2019 Annual Meeting of Shareholders;
2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm to serve for the 2018 fiscal year;
3.	To conduct an advisory vote regarding the compensation of our Named Executive Officers: Say on Pay; and
4.	To transact any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

You are eligible to vote if you were a shareholder of record at the close of business on March 19, 2018 (the “Record Date”). There were 167,795,884 shares of the Company’s Common Stock issued and outstanding as of March 19, 2018.

Shareholders are invited to attend the Annual Meeting in person. Those who are hearing impaired or require other assistance should contact the Company at 206-303-3040 so that we may facilitate your participation at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you intend to be present at the Annual Meeting, you are encouraged to vote.

Seattle, Washington
April 19, 2018

By order of the Board of Directors,

Robert B. Sari
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 29, 2018

The accompanying Proxy Statement and the 2017 Annual Report on Form 10-K are available at investor.nordstrom.com

NORDSTROM, INC. - 2018 Proxy Statement     7

Back to Contents

PROXY SUMMARY

This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information.

2018 Annual Meeting of Shareholders

Date and Time: Place:	May 29, 2018 9:00 a.m. Pacific Daylight Time John W. Nordstrom Room Downtown Seattle Nordstrom 1617 Sixth Avenue, 5th Floor Seattle, WA 98101-1707	Meeting Webcast:	investor.nordstrom.com, select Webcasts & Presentations and follow the instructions given. The webcast will be archived and available for one year following the Annual Meeting.

Eligibility to Vote

You are eligible to vote if you were a shareholder of record at the close of business on March 19, 2018.

How to Cast Your Vote (page 62)

You can vote by any of the following methods:

Internet (www.proxyvote.com), until 11:59 p.m. Eastern Daylight Time on May 28, 2018;	Mail, by completing, signing and returning your proxy or voting instruction card on or before May 25, 2018; or
Telephone, if you requested printed materials, by using the toll-free number listed on your proxy card until 11:59 p.m. Eastern Daylight Time on May 28, 2018;	In person, if you are a shareholder of record, by voting your shares at the Annual Meeting. If your shares are held in the name of a broker, nominee or other intermediary, you must obtain a proxy, executed in your favor, to bring to the meeting.

Voting Matters (page 61)

		Board Vote Recommendation	Page Reference (for more detail)
1.	Election of Directors	FOR each Director Nominee	19
2.	Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	24
3.	Advisory Vote Regarding Executive Compensation: Say On Pay	FOR	54

Board of Directors Nominees (page 20)

Name	Age	Director Since	Occupation	Committee Memberships	Other Public Company Boards
Shellye L. Archambeau*	55	2015	Former Chief Executive Officer of MetricStream, Inc.	Audit, Technology	Verizon, Inc.
Stacy Brown-Philpot*	42	2017	Chief Executive Officer of TaskRabbit, Inc.	Finance, Technology	HP Inc.
Tanya L. Domier*	52	2015	Chief Executive Officer of Advantage Solutions	Audit, Compensation (Chair)	YUM! Brands, Inc.
Blake W. Nordstrom	57	2005	Co-President of Nordstrom, Inc.	N/A
Erik B. Nordstrom	54	2006	Co-President of Nordstrom, Inc.	N/A
Peter E. Nordstrom	56	2006	Co-President of Nordstrom, Inc.	N/A
Philip G. Satre*	68	2006	Private Investor, Retired Chairman and Chief Executive Officer of Harrah’s Entertainment, Inc.	Compensation, Corporate Governance and Nominating	International Game Technology, PLC
Brad D. Smith*	54	2013	Chairman and Chief Executive Officer of Intuit, Inc.	Audit (Chair), Technology	Intuit, Inc.
Gordon A. Smith*	59	2015	Co-President and Chief Operating Officer of JPMorgan Chase & Co.	Compensation, Corporate Governance and Nominating
Bradley D. Tilden*	57	2016	Chairman and Chief Executive Officer of Alaska Air Group, Inc.	Audit, Finance (Chair)	Alaska Air Group, Inc.
B. Kevin Turner*	53	2010	Vice Chairman of the parent company of Albertson’s Companies LLC	Finance, Technology (Chair)
*	Independent Director

NORDSTROM, INC. - 2018 Proxy Statement     8

Back to Contents

Governance of the Company (page 11)

●	8 of 11 Director nominees are independent.
●	Independent Directors meet regularly in executive session.
●	The roles of Co-Presidents and Chairman of the Board are separate.
●	Only independent Directors are Committee members.
●	Director elections have a majority voting standard and all Directors are elected annually.
●	The Board has stock ownership guidelines for Directors and Executive Officers.
●	Board, Committee and Director performance evaluations are conducted annually.
●	The Board and its Committees are responsible for risk oversight.
●	Co-President and management succession planning is one of the Board’s highest priorities.

Business Highlights

Our 2017 earnings per diluted share was $2.59, which included impacts associated with corporate tax reform, consisting of a $0.25 per share reduction related to our income tax provision and a $0.06 per share decrease for a one-time investment in our employees. Net sales during fiscal year 2017 increased 4.4%, inclusive of approximately $220 million or 150 basis points from the 53rd week, and comparable sales increased 0.8%.

We reached record sales of $15 billion in 2017, achieving the following milestones in executing our growth plans:

●	We experienced continued positive customer trends, reflecting customer growth of 4% to 33 million customers. Additionally, 9 million customers shopped with us in multiple ways, a 6% increase over the prior year.
●	Investments in new market and digital capabilities, which include Nordstromrack.com/HauteLook, Canada and Trunk Club, contributed $1.5 billion in sales.
●	In the Nordstrom full-price business, strategic brands, including product with limited distribution and Nordstrom proprietary labels, continued to deliver outsized sales growth.
●	The Nordstrom Rack off-price business gained 6 million new customers with approximately one-third of off-price customers expected to cross-shop the full-price business over time.
●	Sales from Nordstrom Rewards customers represented 51% of sales, an increase from 44% in 2016.

Our strategic brand partnerships and combined digital and physical assets make us uniquely positioned in the marketplace. We believe our diversified and resilient business model will continue to serve us well while creating value for our shareholders, customers and employees.

NORDSTROM, INC. - 2018 Proxy Statement     9

Back to Contents

Executive Compensation Highlights - Paying For Performance

In accordance with our pay-for-performance philosophy, the compensation program for our Named Executive Officers is straightforward in design and includes four primary elements: base salary, performance-based bonus, long-term incentives (“LTI”) and benefits. Within these elements, we emphasize variable pay over fixed pay, with approximately 80% of our Named Executive Officers’ combined target compensation linked to our financial or market results. The program also balances the importance of these executives achieving both critical short-term objectives and strategic long-term priorities. The following graphics represent target compensation for the Co-Presidents and the other Named Executive Officers and exclude Geevy Thomas’s promotion award granted in February 2017 and Anne Bramman’s new hire award granted in August 2017. See page 32 for additional detail.

Our Variable Pay Reflects Company Performance

Our pay-for-performance design includes rigorous performance goals and high performance standards. Further, with a substantial portion of pay in the form of Nordstrom stock, pay outcomes align with our shareholders’ experience. This is evidenced by our Named Executive Officers’ recent incentive compensation payouts and grant realizable values as of our 2017 fiscal year end, as shown below.

INCENTIVE COMPENSATION PAYOUTS	2013	2014	2015	2016	2017
Incentive Earnings Before Interest and Income Tax Expense (“Incentive EBIT”) $	$ 1,377M	$ 1,391M	$ 1,246M	$ 1,076M	$ 952M
Incentive Return on Invested Capital (“Incentive ROIC”) %	13.8%	13.6%	11.0%	12.4%	10.0%
Annual bonus (payout as % of Target*)	64%	83%	0%	80%	94%
3-year TSR percentile ranking within comparator group	50%ile	63%ile	53%ile	16%ile	10%ile
PSU vesting (payout as % of Target)	0%	75%	75%	0%	0%
*	Bonus payout for fiscal year 2017 as a % of Target for Named Executive Officers other than the Co-Presidents was 96%.

Incentive EBIT and Incentive ROIC are not measures of financial performance under Generally Accepted Accounting Principles (“GAAP”) and should be considered in addition to, and not a substitute for, return on assets, net earnings, total assets and other financial measures prepared in accordance with GAAP. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures. Note that Incentive EBIT for fiscal year 2016 included a $197 million Trunk Club impairment charge.

Performance share unit (“PSU”) vesting as shown in the table above corresponds to the performance periods ending in fiscal years 2013 through 2017. Three-year Total Shareholder Return (“TSR”) percentile ranking is based on our TSR performance over three-year rolling periods between fiscal years 2011 and 2017 versus the comparator group. Beginning with the 2014 – 2016 PSU award, we changed our comparator group from our retail peer group to the Standard and Poor’s 500. See pages 31 and 32 to learn more about long-term incentive pay.

GRANT REALIZABLE VALUES	2013	2014	2015	2016	2017
PSUs (realizable value as a % of grant value)	74%	0%	0%	0%	0%
RSUs (realizable value as a % of grant value)	0%	97%	67%	109%	111%
Stock options (realizable value as a % of grant value)	86%	38%	0%	7%	7%

Realizable values shown above are based on the actual value at time of vest, current unvested values using our 2017 fiscal year end stock price of $47.85 and current performance for outstanding PSUs (which are tracking at 0% payout), shown as a percent of grant value. PSUs, restricted stock units (“RSUs”) and stock options are shown in the column matching the year of grant. 2017 realizable value for RSUs excludes Anne Bramman’s new hire award with a grant value of $750,000 and Geevy Thomas’s promotion award with a grant value of $680,000.

The Compensation Committee reviews these results and other analyses to ensure the Named Executive Officers’ aggregate compensation aligns with shareholder interests. Based on these and other outcomes, the Compensation Committee believes that total direct compensation for our Named Executive Officers reflects our pay-for-performance objective and is well aligned with shareholder interests.

For more information on executive compensation, please see the Compensation Discussion and Analysis starting on page 26.

NORDSTROM, INC. - 2018 Proxy Statement     10

Back to Contents

CORPORATE GOVERNANCE

Our Corporate Governance Framework

Since its founding, our Company’s leaders and employees have always sought to maintain the highest ethical standards in every aspect of our business. Our corporate governance framework is designed to support this tradition of integrity, trust and unyielding commitment to do the right thing, which has served our customers and shareholders well over the years. Our corporate governance framework, more fully discussed on the following pages, includes the following highlights:

Board Responsibilities, Leadership Structure and Role in Risk Oversight

The Board of Directors (“Board”) oversees, counsels and directs management in promoting the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

●	determining the appropriate structure for the senior leadership of the Company;
●	selecting and evaluating the performance of the Co-Presidents;
●	planning for succession with respect to the positions of the Co-Presidents and monitoring management’s succession planning for other senior executives;
●	reviewing and approving our major financial objectives, our strategic and operational plans and other significant actions;
●	monitoring the conduct of our business and the assessment of our business risks to promote the proper management of the business;
●	overseeing the management of cybersecurity, including oversight of appropriate risk mitigation strategies, systems, processes and controls; and
●	overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures, and compliance with laws and our Code of Business Conduct and Ethics.

At this time, the Board believes different people should hold the positions of Chairman of the Board and Co-Presidents, as this may strengthen corporate governance and aid in the Board’s oversight of management. Currently, Philip G. Satre serves as Chairman of the Board and Blake Nordstrom, Erik Nordstrom and Peter Nordstrom serve as Co-Presidents.

NORDSTROM, INC. - 2018 Proxy Statement     11

Back to Contents

The Co-Presidents are responsible for day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Co-Presidents and presides over the full Board. The duties of our Chairman of the Board are more fully described in the Chairman of the Board and Presiding Director section below. The Board believes this leadership structure also aids in the Board’s oversight and management of risk.

The full Board has primary responsibility for oversight of risk management, and has assigned to the Board’s standing Committees the task of focusing on the specific risks inherent in their respective areas of oversight. The full Board:

●	considers and determines the Company’s risk appetite, which is the amount of risk the organization is willing to accept;
●	oversees management’s implementation of an appropriate system to manage risks (i.e., to identify, assess, mitigate, monitor and communicate these risks) and monitors the effectiveness of this process as the business environment changes;
●	provides risk oversight through the Board’s committee structure and processes; and
●	manages directly certain risks, in particular, the risks associated with the Company’s strategic direction, which are reviewed at an annual strategy planning meeting and periodically throughout the year.

The Company has a comprehensive, structured approach to managing risks, which are identified, assessed, prioritized and managed at all levels within the Company through an enterprise risk management process which is aligned with the Company’s strategy. Within this framework, management is responsible for assessing and managing the Company’s exposure to risks. Management regularly reports on risks to the relevant Committee or the Board. The Board and its Committees discuss the various risks confronting the Company throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. The risks are classified into four major categories: Strategic, Compliance, Operational and Financial, and mapped for the appropriate management and Board (and Committee) oversight.

Through the risk oversight process, the Board: (i) obtains an understanding of the risks inherent in the Company’s strategy and management’s execution of the strategy within the agreed risk appetite; (ii) accesses useful information from internal and external sources about the critical assumptions underlying the strategy; (iii) is alert for possible dysfunctional behavior within the organization which might lead to excessive risk taking; (iv) provides input to executive management regarding critical risk issues on a timely basis; and (v) encourages open communication and appropriate escalation of reporting of risk throughout the enterprise, striving to ensure that risk management is part of the corporate culture. The Board’s leadership structure and the collective knowledge and experience of its members promotes a broad perspective, open dialogue and useful insights regarding risk, thereby increasing the effectiveness of the Board’s role in risk oversight.

Director Independence

A Director is considered independent when our Board affirmatively determines that he or she has no material relationship with the Company, other than as a Director. Our Board makes this determination in accordance with the standards set forth in our Corporate Governance Guidelines, which are consistent with the listing standards of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules. In making this determination, the Board considers existing relationships between the Company and the Director, whether directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has affirmatively determined the following Director nominees are independent within the meaning of the listing standards of the NYSE, SEC rules and the Company’s Corporate Governance Guidelines, and none of these Director nominees have a material relationship with the Company other than as a Director:

Shellye L. Archambeau	Philip G. Satre	Bradley D. Tilden
Stacy Brown-Philpot	Brad D. Smith	B. Kevin Turner
Tanya L. Domier	Gordon A. Smith

Chairman of the Board and Presiding Director

The Company has a Chairman of the Board who is also an independent Director and who serves as the Presiding Director within the meaning of the listing standards of the NYSE. Currently, Philip G. Satre serves as the Company’s Chairman of the Board.

The Chairman of the Board is appointed annually by the Board. As described in the Company’s Bylaws, Corporate Governance Guidelines and Charter of the Corporate Governance and Nominating Committee, the Chairman of the Board:

●	presides at meetings of the Board;
●	assists in establishing the agenda for each Board and Board Committee meeting;
●	serves as the Presiding Director to lead regular executive sessions of the Board in which only independent Directors participate;
●	calls special meetings of the Board and/or the shareholders;
●	provides input and support to the Chair of the Corporate Governance and Nominating Committee on nominees to fill vacant Board seats and the selection of Committee Chairs and membership on Board Committees;
●	advises the Co-Presidents and other members of the Executive Team on such matters as strategic direction, corporate governance and overall risk assessment; and
●	performs such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

NORDSTROM, INC. - 2018 Proxy Statement     12

Back to Contents

Director Elections

The Company’s Bylaws provide that, in an uncontested election, a Director nominee will be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. An incumbent Director nominee who fails to receive the requisite votes for election will continue to serve as a Director until the earlier of: (i) 90 days from the date on which the voting results of the election are determined; or (ii) the date on which an individual is selected by the Board to fill the position held by such Director. In any election which is a contested election (meaning that the number of director nominees exceeds the number of directors to be elected), the standard for election of directors is a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting.

Management Succession Planning

The Board and management believe that one of their primary responsibilities is to ensure the Company has the appropriate leadership capability to effectively deliver upon its business commitments. The Company’s management is actively engaged and involved in leadership development, having regular discussions of the leadership capabilities of the organization and the attraction, development and retention of critical talent to promote future success. In addition to the Company’s regular review of leadership capabilities, the Board annually conducts a detailed review of the talent strategies for the entire organization and reviews succession plans for senior leadership positions, including those of the Co-Presidents. The Board reviews high-potential employees, evaluates plans to develop their management and leadership capabilities and sanctions the strategies used to deploy these individuals most effectively. In addition to the annual review, succession is regularly discussed in executive sessions of the Board and in Board Committee meetings, as applicable. Directors become familiar with potential successors for key leadership positions through various means, including the comprehensive annual talent and succession review, Board meeting presentations and less formal interactions throughout the course of the year.

Our entire Board, with the oversight of our Corporate Governance and Nominating Committee, is responsible for implementing succession procedures for the Co-Presidents. We believe the Board, led by our Chairman, should collaborate with the Co-Presidents on the critical aspects of the succession planning process, including establishing selection criteria, identifying and evaluating candidates and making management succession decisions. The Board has procedures in place to respond to an unexpected vacancy in one or more of the Co-Presidents’ positions, including a detailed review of the succession plan annually by the Corporate Governance and Nominating Committee. It is the Board’s practice to be prepared for a planned or unplanned change in leadership in order to ensure the stability of the Company.

Communications with Directors

Shareholders and other interested parties may communicate with Directors by contacting the Corporate Secretary’s Office at:

Telephone: 206-303-2541

Email: board@nordstrom.com

Mail: Nordstrom, Inc. 1700 Seventh Avenue, Suite 700 Seattle, Washington 98101-4407 Attn: Corporate Secretary

The Corporate Secretary will relay the question or message to the specific Director with whom the shareholder or interested party wishes to communicate.

If no specific Director is requested, the Corporate Secretary will relay the question or message to the Chairman of the Board. Certain items that are unrelated to the duties and responsibilities of the Board, such as business solicitations, advertisements, junk mail and other mass mailings will not be relayed to Directors.

The Audit Committee has established procedures to respond to possible concerns about ethics and accounting-related practices. To report your concerns, you may use the Company’s confidential Whistleblower Hotline at:

Telephone: 1-888-832-8358

Internet: ethicspoint.com

Your concerns will be investigated and communicated to the Audit Committee, as necessary.

NORDSTROM, INC. - 2018 Proxy Statement     13

Back to Contents

Board Committees and Charters

The Board has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Finance Committee and Technology Committee. Each Committee has a Board-approved Charter which is reviewed annually by the respective Committee. Recommended changes, if any, are submitted to the Corporate Governance and Nominating Committee and the Board for approval. The Board makes Committee and Committee Chair assignments annually at its meeting immediately following the Annual Meeting, although further changes to Committee assignments may be made from time to time as deemed appropriate by the Board. The Board has determined the Chairs and all Committee members are independent under the applicable NYSE rules. Committee Charters and current Committee membership are posted on our website at investor.nordstrom.com and may be viewed by selecting Corporate Governance. The Chairs and members of the Committees as of the date of this Proxy Statement are identified in the following table.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Finance Committee	Technology Committee
Shellye L. Archambeau	✔				✔
Stacy Brown-Philpot				✔	✔
Tanya L. Domier	✔
Philip G. Satre		✔	✔
Brad D. Smith					✔
Gordon A. Smith		✔	✔
Bradley D. Tilden	✔
B. Kevin Turner				✔
Robert D. Walter(a)		✔

Chair

(a)	Mr. Walter is not seeking re-election and will be retiring from the Board at the end of his current term in May 2018.

Audit Committee

As more fully described in its Charter, the primary responsibility of the Audit Committee is to assist the Board in fulfilling its oversight responsibility by reviewing and discussing:

●	the integrity of the Company’s financial statements;
●	the accounting, auditing and financial reporting processes of the Company;
●	the management of business and financial risk and the internal controls environment;
●	the Company’s compliance with legal and regulatory requirements and ethics programs as established by management and the Board, in conjunction with any recommendations by the Corporate Governance and Nominating Committee with respect to corporate governance standards;
●	the reports resulting from the performance of audits by the independent auditor and the internal audit team;
●	the qualifications, independence and performance of the Company’s independent auditors; and
●	the performance of the Company’s internal audit team.

The Audit Committee meets regularly with the independent registered public accounting firm and management, including the Vice President, Internal Audit, to review accounting, auditing and financial reporting processes, enterprise risk management and compliance with laws and regulations. The Audit Committee also meets privately and separately with the independent registered public accounting firm, the Chief Financial Officer and the Vice President, Internal Audit.

In addition to meeting the independence requirement for audit committee members, each current member of the Audit Committee also meets the financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE. The Board has determined that all Audit Committee members qualify as “audit committee financial experts” under the regulations of the SEC. Although all members of the Audit Committee meet the current regulatory requirements for accounting or related financial management expertise and the Board has determined that each of them qualifies as an “audit committee financial expert,” members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

NORDSTROM, INC. - 2018 Proxy Statement     14

Back to Contents

Compensation Committee

As more fully described in its Charter, the primary responsibilities of the Compensation Committee are to:

●	approve an overall compensation philosophy for the Company’s Executive Officers in light of the Company’s goals and objectives. The Executive Officers are referenced on page 25 and include the Named Executive Officers shown in the Compensation Discussion and Analysis on page 26 and other business unit presidents and Company executives over major organizational functions reporting to the Co-Presidents or other senior executives;
●	select performance measures aligned with the Company’s business strategy;
●	review and approve the Company’s cash and equity-based compensation plans for executives;
●	review and approve any benefit plans, retirement and deferred compensation or other perquisites offered to the Executive Officers and other eligible employees; and
●	review the Company’s compensation practices so that they do not encourage imprudent risk taking.

The Committee has the sole authority to retain such consultants and advisors as it may deem appropriate and to approve related fees and other retention terms. The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consulting firm, to advise the Committee on executive compensation and benefit matters. Semler Brossy provides services only as directed by the Committee. During the fiscal year 2017, Semler Brossy’s services included review of pay programs, performance goal-setting, alignment of pay and performance and other pay-related matters specific to the Compensation Committee’s Charter. The Compensation Committee has assessed the independence of Semler Brossy pursuant to NYSE rules and determined that Semler Brossy is independent and its work for the Compensation Committee does not raise any conflict of interest.

A consultant from Semler Brossy attends Committee meetings in person or by phone and supports the Committee by providing independent expertise on market practices and trends in executive compensation within the general industry and the peer group defined for such purposes. Additionally, the consultant provides advice regarding the composition of the Company’s peer group and analysis of peer group practices for base salary, performance-based bonus, long-term incentives and other compensation elements, and advice on management’s proposed levels of executive compensation. Semler Brossy also advises the Committee on compensation program design including incentive structure, stock ownership guidelines, regulatory requirements related to executive compensation, plans submitted to shareholders for approval, governance responsibilities, and such other matters as assigned by the Committee from time to time as necessary to carry out its responsibilities under its Charter.

Corporate Governance and Nominating Committee

As more fully described in its Charter, the primary responsibilities of the Corporate Governance and Nominating Committee are to:

●	review and recommend individuals to the Board for nomination as members of the Board and its Committees;
●	review possible conflicts of interest of Board members and the Company’s Executive Officers;
●	develop and review the Company’s Corporate Governance Guidelines;
●	review and consider revisions to the corporate governance standards contained in the Company’s Codes of Business Conduct and Ethics;
●	review and recommend approval of the policies and practices of the Company in the area of corporate governance;
●	produce and provide to the Board an annual performance evaluation of the Board, the Directors and each Committee of the Board;
●	establish succession procedures in the case of an emergency or the retirement of one or more of the Co-Presidents;
●	recommend to the Board the form and amount of Director compensation; and
●	review the overall performance of the Co-Presidents on an annual basis.

Finance Committee

As more fully described in its Charter, the primary responsibilities of the Finance Committee are to:

●	assist the Board in fulfilling its oversight responsibilities with respect to the Company’s capital structure, financial policies, capital investments, business and financial planning and related matters;
●	review and discuss the Company’s tax strategies and the implications of actual or proposed tax law changes;
●	review and discuss the Company’s dividend payment and share repurchase strategies, banking relationships, borrowing facilities and cash management; and
●	monitor the rating assigned by rating agencies to the Company’s long-term debt.

Additionally, in conjunction with the Technology Committee, the Committee makes recommendations to the Board with respect to investments in technology.

NORDSTROM, INC. - 2018 Proxy Statement     15

Back to Contents

Technology Committee

As more fully described in its Charter, the primary responsibilities of the Technology Committee are to:

●	assist the Board in its oversight with respect to the Company’s technology strategy;
●	review and discuss the Company’s technology acquisition and development process to assure ongoing business growth;
●	review and discuss the Company’s data management and automation processes, and measurement and tracking systems; and
●	review and discuss the Company’s policies and safeguards for information technology and data security.

Additionally, in conjunction with the Finance Committee, the Committee makes recommendations to the Board with respect to investments in technology.

Board Meetings and Attendance

The Board held 7 regular meetings during fiscal year 2017, one of which was devoted principally to Company strategy. During the past fiscal year, the Audit Committee held 13 meetings, the Compensation, Technology and Finance Committees each held 5 meetings, and the Corporate Governance and Nominating Committee held 4 meetings. Each Director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which he or she served during the year and overall attendance at the meetings, on a combined basis, was 97%. Independent members of the Board met at each regular meeting of the Board in executive session without management present.

Director Compensation

The Company’s pay-for-performance philosophy for Director compensation reflects the Board’s belief that payment of a majority of the Director fees in the form of Common Stock aligns the interests of Directors with the interests of the Company’s shareholders and enhances Director compensation when the Company performs well. The Board believes that the Director fees paid by the Company should be competitive with other companies of similar characteristics.

Employee Directors of the Company are not paid any fees for serving as members of the Board. Nonemployee Director compensation consists of the following elements:

Annual Compensation Elements for 2017	Amount ($)(a)
Director Retainer	85,000
Audit Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	20,000
Corporate Governance and Nominating Committee Chair Retainer	15,000
Finance Committee Chair Retainer	15,000
Technology Committee Chair Retainer	15,000
Audit Committee Liaison to Nordstrom fsb Board Retainer	20,000
Director Equity Grant of Common Stock having a grant date value of	140,000
Chairman of the Board Equity Grant of Common Stock having a grant date value of	200,000
(a)	Directors may elect to take some or all of their cash retainer fees in Common Stock.

Under the Director Stock Ownership Guidelines, Directors are currently required to own Common Stock having a value of at least $425,000 by their fifth anniversary of joining the Board. As of March 19, 2018, each Director nominated for election at the Annual Meeting had either satisfied this obligation or had time remaining to do so.

NORDSTROM, INC. - 2018 Proxy Statement     16

Back to Contents

Director Summary Compensation Table

During the fiscal year ended February 3, 2018, nonemployee Directors of the Company received the following compensation for their services:

Name	Fees Earned or Paid in Cash ($)(a)(b)	Stock Awards ($)(b)(c)	All Other Compensation ($)(d)	Total ($)
Shellye L. Archambeau	85,000	139,964	3,944	228,908
Stacy Brown-Philpot	85,000	139,964	2,599	227,563
Tanya L. Domier	105,000	139,964	16,404	261,368
Philip G. Satre	85,000	339,933	1,446	426,379
Brad D. Smith	125,000	139,964	2,649	267,613
Gordon A. Smith	85,000	139,964	11,946	236,910
Bradley A. Tilden	100,000	139,964	6,607	246,571
B. Kevin Turner	99,974	139,964	29,627	269,565
Robert D. Walter	100,000	139,964	11,560	251,524

(a) Fees Earned or Paid in Cash

The amounts reported reflect the cash fees paid to each nonemployee Director, whether or not such fees were deferred or taken as Common Stock. Ms. Domier received $20,000 for service as the Compensation Committee Chair, and Mr. Brad Smith received $20,000 for service as the Audit Committee Chair and $20,000 for service as Audit Committee Liaison. Mr. Gordon Smith elected to take his cash fees in Common Stock. Mr. Tilden received $15,000 for service as Finance Committee Chair, Mr. Turner received $15,000 for service as the Technology Committee Chair and elected to take his cash fees in Common Stock, and Mr. Walter received $15,000 for service as the Corporate Governance and Nominating Committee Chair.

(b) Deferred Compensation Program

Nonemployee Directors may elect to defer all or a part of their cash retainers and stock awards under the Nordstrom Directors Deferred Compensation Plan (“Directors Plan”). Directors are required to make advance elections to defer the receipt of fees or stock awards, and all deferral elections generally are irrevocable. Directors are also required to make advance elections about the form and timing of distribution of their deferred cash fees or stock awards.

In 2017, cash deferrals could be directed among 21 deemed investment alternatives and gains and losses for cash deferrals were posted to the Director’s account daily based on their investment elections. In addition, plan participants were offered a fixed rate option of 4.4% in 2017, which was not subsidized by the Company, but rather was a rate based on guaranteed contractual returns from a third-party insurance company provider. Deferred stock awards are credited to the Director’s account as units. Each unit in the Directors Plan is equal in value to the price of one share of Common Stock. Each deferred unit is credited with dividends, in the form of additional units, to the same extent as a share of Common Stock.

During the fiscal year which ended February 3, 2018, Ms. Archambeau and Mr. Walter deferred 100% of their stock award into the Directors Plan.

(c) Stock Award

The amounts reported reflect the grant date fair value associated with each Director’s stock awards. Fractional shares are not awarded or paid in cash. In recognition of the significant time and attention in performing the duties required of the position, our Chairman of the Board is annually awarded, on the date of the Company’s Annual Meeting, an additional stock award having a value of $200,000.

(d) All Other Compensation

All Directors, their spouses and eligible children may participate in the Company’s employee merchandise discount program. The program provides discounts ranging from 20% for eligible nonmanagement employees up to 33% for eligible management and high-performing nonmanagement employees and Directors. A 40% discount is available at certain times of the year on specified merchandise. These discounts vary somewhat by source and type of merchandise or service. During the fiscal year ended February 3, 2018, all Other Compensation consisted only of merchandise discounts for all Directors.

NORDSTROM, INC. - 2018 Proxy Statement     17

Back to Contents

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended February 3, 2018, no member of the Compensation Committee was an employee, officer or former officer of the Company or any of its subsidiaries, and no Executive Officer of the Company served on the board of directors or compensation committee of any entity that has one or more directors, or compensation committee of any entity that has one or more Executive Officers, serving as a member of the Company’s Board or Compensation Committee.

Codes of Business Conduct and Ethics and Other Policies

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and persons performing similar functions. We have also adopted a Directors’ Code of Business Conduct and Ethics that applies to all of our Directors. A grant of a waiver from a provision of the codes requiring disclosure under applicable SEC rules, if any, will be disclosed on our website at investor.nordstrom.com under Corporate Governance.

We have a policy that prohibits Directors and Executive Officers (as well as other key insiders and their immediate family members) from engaging in hedging or short sale transactions with respect to the Company’s Common Stock. We also have a policy with respect to pledging of Common Stock, which subjects Directors and Executive Officers to a preclearance requirement and restrictions, including that pledged shares may not be counted toward the Company’s stock ownership guidelines. Our Executive Officers, in the aggregate, have less than 0.5% of the Company’s outstanding shares pledged to third parties and are in compliance with our policy.

Corporate Social Responsibility

Our goal is to operate our business with the utmost integrity and serve our customers, employees and shareholders in a way that is deserving of their support and trust. Social responsibility is one way we strive to follow through with this commitment. We actively pursue solutions to reduce our environmental impact, contribute to the communities we serve, and support the rights of workers who create our products. We believe that both transparency and collaboration are key to progress in all of these areas, and we disclose our efforts in an annual Corporate Social Responsibility Report. More information can be found at nordstrom.com under Nordstrom Cares. We also continue to work with and learn from interested parties. The Company does not use corporate funds to make contributions to support or oppose federal, state or local political parties, candidates, campaigns and/or ballot measures. Our statement on Political Activity may be accessed through our website at investor.nordstrom.com under Corporate Governance.

Website Access to Corporate Governance Documents

The Charters for each of the standing Committees of the Board, the Company’s Corporate Governance Guidelines, the Employee Code of Business Conduct and Ethics, and the Director Code of Business Conduct and Ethics, as well as all Company filings made with the SEC, may be accessed through our website at investor.nordstrom.com, under Corporate Governance and SEC Filings.

NORDSTROM, INC. - 2018 Proxy Statement     18

Back to Contents

PROPOSAL 1	ELECTION OF DIRECTORS

The Board recommends a vote FOR each nominee.

Eleven nominees, recommended by the Company’s Board, will be elected at the Annual Meeting, each to hold office until the 2019 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. All of the nominees listed in this Proposal 1 are currently Directors of the Company.

Director Qualifications and Experience

The Board, acting through the Corporate Governance and Nominating Committee, seeks a Board that, as a whole, possesses the experience, skills, backgrounds and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. The Committee reviews the size of the Board, the tenure of our Directors and their skills, backgrounds and experiences in determining the slate of nominees and whether to seek one or more new candidates. The Committee seeks directors with established records of significant accomplishments in businesses and areas relevant to our strategies. With respect to the nomination of continuing Directors for re-election, the individual’s prior contributions to the Board are also considered.

All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large corporations. As a group, they also bring extensive board experience. The process undertaken by the Committee in recommending qualified director candidates is described in the Director Nominating Process below.

Director Nominating Process

The Corporate Governance and Nominating Committee is responsible for identifying and recommending to the Board the nominees to stand for election as directors at each Annual Meeting of Shareholders or, if applicable, at a special meeting of shareholders.

In nominating director candidates, the Committee considers such factors as it deems appropriate, including whether there are any evolving needs of the Board with respect to a particular field, skill or experience. These factors may include judgment, skill, experience with businesses and other organizations, the candidate’s experience and skill set relative to those of other members of the Board and the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. In addition to these factors, the Committee may also consider a director candidate’s diversity of background during the evaluation and selection process of director candidates. In this context, diversity is broadly construed to mean varied skills, backgrounds and experiences, which include gender and ethnicity, as well as other differentiating characteristics, all in the context of the requirements and needs of the Board at that point in time. The Committee, however, does not have a formal policy regarding how diversity of background should be applied in identifying or evaluating director candidates, and, depending on the current needs of the Board, the Committee may weigh certain factors more or less heavily. The goal of the Committee is to assist the Board in attracting competent individuals with the requisite management, financial and other expertise who will act as directors in the best interests of the Company and its shareholders.

The Committee will consider the qualifications of director candidates recommended by shareholders, and evaluate each of them using the same criteria the Committee uses for incumbent candidates. Shareholders who wish to submit nominees for election as directors should follow the procedures described on page 60.

The following table summarizes key qualifications, skills or attributes most relevant to the decision to nominate an individual to serve on the Board. A mark indicates an area of focus or expertise on which the Board relies. The lack of a mark, however, does not mean the Director does not possess that qualification or skill.

Director
Shellye L. Archambeau
Stacy Brown-Philpot
Tanya L. Domier
Blake W. Nordstrom
Erik B. Nordstrom
Peter E. Nordstrom
Philip G. Satre
Brad D. Smith
Gordon A. Smith
Bradley D. Tilden
B. Kevin Turner

No director candidates were recommended by our shareholders for election at the Annual Meeting.

NORDSTROM, INC. - 2018 Proxy Statement     19

Back to Contents

Our Director Nominees

Information related to the Director nominees as of March 19, 2018 is set forth below, including age, and the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director for the Company.

Shellye L. Archambeau

Director since 2015
Age 55

Former Chief Executive Officer of MetricStream, Inc., a global provider of governance, risk, compliance and quality management solutions to corporations across diverse industries from 2002 to January 2018. Prior to joining MetricStream, Ms. Archambeau was Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., a provider of Internet infrastructure services, from 2001 to 2002; Chief Marketing Officer of NorthPoint Communications from 2000 to 2001; and President of Blockbuster Inc.’s ecommerce division from 1999 to 2000. Before joining Blockbuster, Ms. Archambeau held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has been a director of Verizon, Inc. since December 2013. She served as a director of Arbitron, Inc. from 2005 to 2013.

Ms. Archambeau brings to the Board, among other skills and qualifications, leadership experience in technology, ecommerce, digital media and communications. Her technology and international experience uniquely positions her to advise the Board and senior management on global operations and on technology innovations to elevate the customer experience.

Stacy Brown-Philpot

Director since 2017
Age 42

Chief Executive Officer of TaskRabbit, Inc., a digital home services labor platform company, since April 2016. Previously, Ms. Brown-Philpot served as the company’s Chief Operating Officer from January 2013 to April 2016. From May 2012 to December 2012, Ms. Brown-Philpot was an Entrepreneur-in-Residence at Google Ventures, the venture capital investment arm of Alphabet, Inc. Prior to that, she spent nearly a decade, from 2003 to 2012, in various directorial positions at Google, including two years as the company’s senior director of global consumer operations. Ms. Brown-Philpot also has a background in finance where she served as a senior analyst at Goldman Sachs and senior associate at PricewaterhouseCoopers. She has been a director of HP Inc. since 2015.

Ms. Brown-Philpot brings to the Board innovation, operational and entrepreneurial experience, digital, branding and marketing expertise, as well as financial and accounting skills. She provides unique insights to elevate the consumer experience in a global digital economy. Her service on the board of HP Inc. provides her with experience in corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

Tanya L. Domier

Director since 2015
Age 52

Chief Executive Officer of Advantage Solutions, a global business solutions services firm, since 2013 and has served on Advantage Solutions’ board of directors since 2008. Ms. Domier was President and Chief Operating Officer from 2010 to 2012 and President of Marketing Services Division and Integrated Marketing Services from 2000 to 2010. Before joining Advantage Solutions (formerly known as Advantage Sales & Marketing) in 1990, Ms. Domier held management positions with the J.M. Smucker Company. She has been a director of Yum! Brands, Inc. since January 2018.

Ms. Domier brings to the Board extensive experience in global sales and marketing focused on the customer, successful strategic planning expertise and senior leadership skills. Further, Ms. Domier possesses financial and accounting skills, and knowledge of and experience with executive compensation programs.

Blake W. Nordstrom

Director since 2005(a)
Age 57

Co-President of Nordstrom, Inc., since May 2015. Mr. Nordstrom previously served as President, Nordstrom, Inc. from August 2000 to May 2015, Executive Vice President and President, Nordstrom Rack from February 2000 to August 2000, and as Co-President of the Company from 1995 to February 2000. Mr. Nordstrom has held various other management and sales positions of increasing responsibility since joining the Company in 1975. He served as a director of the Federal Reserve Bank of San Francisco, Seattle Branch, from 2004 to 2006 and as a director of the Federal Reserve Bank of San Francisco from 2007 to 2012. Mr. Nordstrom served as a director of Whole Foods, Inc. from 2011 to 2012.

Mr. Nordstrom’s positions of increasing responsibility with the Company over 40 years, including diverse executive and operational roles, give him a customer-centric perspective in retailing and supporting the business of the Company.

(a)	Blake Nordstrom, Erik Nordstrom and Peter Nordstrom are brothers, great grandsons of the Company’s founder and the second cousins of James F. Nordstrom, Jr., President, Stores for the Company.

NORDSTROM, INC. - 2018 Proxy Statement     20

Back to Contents

Erik B. Nordstrom

Director since 2006(a)

Age 54

Co-President of Nordstrom, Inc. since May 2015. Mr. Nordstrom served as Executive Vice President and President, Nordstrom.com from May 2014 to May 2015. From February 2006 to May 2014, Mr. Nordstrom was Executive Vice President and President, Stores for the Company. From August 2000 to February 2006, he served as Executive Vice President, Full-Line Stores. Mr. Nordstrom previously served as Executive Vice President and Northwest General Manager from February 2000 to August 2000, and as Co- President of the Company from 1995 to February 2000. He has held various other management and sales positions of increasing responsibility since joining the Company in 1979.

Mr. Nordstrom’s positions of increasing responsibility with the Company over more than 35 years, including executive and operational roles, give him a customer-centric perspective in retailing and supporting the business of the Company.

Peter E. Nordstrom

Director since 2006(a)

Age 56

Co-President of Nordstrom, Inc. since May 2015. Mr. Nordstrom served as Executive Vice President and President, Merchandising for the Company from February 2006 to May 2015. From September 2000 to February 2006, he served as Executive Vice President and President, Full-Line Stores. Mr. Nordstrom previously served as Executive Vice President and Director of Full-Line Store Merchandise Strategy from February 2000 to September 2000, and as Co-President of the Company from 1995 to February 2000. He has held various other management and sales positions of increasing responsibility since joining the Company in 1978.

Mr. Nordstrom’s positions of increasing responsibility with the Company over more than 35 years, including executive and operational roles, give him a customer-centric perspective in retailing and supporting the business of the Company.

Philip G. Satre

Director since 2006

Age 68

Private Investor, Retired Chairman and Chief Executive Officer of Harrah’s Entertainment, Inc., a provider of branded casino entertainment, from 1994 to 2003 and a director of Harrah’s from 1988 to 2005, serving as Chairman of the Board from 1997 to 2005. Mr. Satre held various other positions of increasing responsibility with Harrah’s beginning in 1980, when he joined the company as Vice President, General Counsel and Secretary, until his retirement in 2005. Prior to joining Harrah’s, Mr. Satre practiced law in Reno, Nevada. He has been a director of International Game Technology, PLC since January 2009 and its Chairman since December 2009. Mr. Satre served as a director of NV Energy from 2005 through 2013, Rite Aid Corporation from 2005 to 2011 and Tabcorp Holdings, Ltd. (Australia) from 2000 to 2007.

Mr. Satre’s roles at Harrah’s Entertainment provide him legal experience, senior leadership skills as chief executive officer and experience overseeing customer loyalty and service programs. Further, Mr. Satre’s substantial board experience at International Game Technology, Rite Aid, NV Energy, Tabcorp and his role as Chairman of Harrah’s Entertainment, which under his leadership became one of the world’s largest casino gaming companies, provide him with extensive experience responding to complex financial, operational and strategic challenges, experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

Brad D. Smith

Director since 2013

Age 54

Chairman and Chief Executive Officer of Intuit, Inc., a global provider of business and financial management solutions since 2016 and President and Chief Executive Officer since 2008. Mr. Smith has served on Intuit’s board of directors since 2008. Mr. Smith joined Intuit in 2003 and served as Senior Vice President and General Manager, Small Business division from 2006 to 2007, Senior Vice President and General Manager, QuickBooks from 2005 to 2006, Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith was Senior Vice President of Marketing and Business Development of ADP, where he held several executive positions from 1996 to 2003. Mr. Smith served on the board of directors of Yahoo! Inc. from 2010 until 2013.

Mr. Smith brings to the Board digital expertise, brand marketing, innovation and entrepreneurial experience, as well as financial and accounting skills, from his position at Intuit. He provides unique insights related to technology innovation and marketing of products and services to broad audiences throughout the world. Mr. Smith’s service on the boards of Yahoo! and Intuit provide him with experience in corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

(a)	Blake Nordstrom, Erik Nordstrom and Peter Nordstrom are brothers, great grandsons of the Company’s founder and the second cousins of James F. Nordstrom, Jr., President, Stores for the Company.

NORDSTROM, INC. - 2018 Proxy Statement     21

Back to Contents

Gordon A. Smith

Director since 2015

Age 59

Co-President and Chief Operating Officer of JP Morgan Chase & Co., a global financial services firm since January 2018. Mr. Smith was Chief Executive Officer, Consumer and Community Banking, JP Morgan Chase & Co. from 2007 to January 2018. He previously was President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007, President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U.S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. Mr. Smith served on the board of directors of Choice Hotels International from 2004 until 2017.

Mr. Smith brings to the Board his extensive experience in customer-focused businesses in a highly competitive industry. He provides unique insights with respect to customer rewards programs in the consumer services industry. Further, Mr. Smith’s service on a public company board provides him with experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

Bradley D. Tilden

Director since 2016

Age 57

Chairman and Chief Executive Officer of Alaska Air Group, Inc., an airline holding company, since January 2014. In May 2012, Mr. Tilden was named President and Chief Executive Officer of Alaska Air Group. He served as Executive Vice President of Finance and Planning from 2002 to 2008 and as Chief Financial Officer from 2000 to 2008 for Alaska Air Group, and prior to 2000, was Vice President of Finance at Alaska Air Group. Before joining Alaska Airlines, Mr. Tilden worked for the accounting firm PricewaterhouseCoopers. He serves on the board of Alaska Air Group.

Mr. Tilden brings to the Board executive, operational, strategic planning and financial experience, as well as insights with respect to customer rewards programs in the consumer services industry. Mr. Tilden’s service on a public company board provides him with experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

B. Kevin Turner

Director since 2010

Age 53

Vice Chairman of the Board of Managers of AB Acquisition, LLC, the parent company of Albertson’s Companies LLC, an American grocery company, since August 2017. Mr. Turner was Chief Executive Officer of Citadel Securities, a global market maker, and Vice Chairman of Citadel LLC, a global financial institution, from August 2016 to January 2017. He served as Chief Operating Officer of Microsoft Corporation from 2005 to 2016, and as Chief Executive Officer and President of Sam’s Club, a Wal-Mart subsidiary corporation from 2002 to 2005. Between 1985 and 2002, Mr. Turner held a number of positions of increasing responsibility with Wal-Mart Stores, Inc., including Executive Vice President and Global Chief Information Officer from 2001 to 2002.

Mr. Turner’s experience at Microsoft and Wal-Mart has provided him with strategic and operational leadership skills and expertise in online worldwide sales, global operations, supply chain, merchandising, branding, marketing, information technology and public relations.

NORDSTROM, INC. - 2018 Proxy Statement     22

Back to Contents

AUDIT COMMITTEE REPORT

The following Report of the Company’s Audit Committee of the Board (the “Audit Committee”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference.

The Audit Committee operates under a written Charter adopted by the Board. The Charter contains a detailed description of the scope of the Audit Committee’s responsibilities and how they will be carried out. The Audit Committee’s Charter is available on our website at investor.nordstrom.com, under Corporate Governance.

The Board determined that each member of the Audit Committee is independent from the Company as such term is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards at all times during the fiscal year and that each member was an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Exchange Act of 1934.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. As part of its responsibilities for oversight of the Company’s Enterprise Risk Management process, the Audit Committee reviews and discusses Company policies and processes with respect to risk assessment and risk management, including discussions of individual risk areas. Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte, the Company’s independent registered public accounting firm, reports to the Company’s Audit Committee, and is responsible for performing an integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America.

Deloitte and the Company’s internal auditors have full access to the Audit Committee. The auditors meet with the Audit Committee at each of the Audit Committee’s regularly scheduled meetings, with and without management being present, to discuss appropriate matters. The Audit Committee has the sole authority to engage, evaluate and terminate the Company’s independent auditors. The Audit Committee also pre-approves all auditing services, internal control-related services and permitted nonaudit services to be performed by the Company’s independent auditors, and periodically reviews whether to request proposals for the engagement of the independent audit firm.

The Audit Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended February 3, 2018 be included in the Company’s Annual Report on Form 10-K for such fiscal year, based on the following actions by the Committee:

●	review and discussion of the Company’s audited consolidated financial statements with management;
●	review of the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company;
●	review of the Company’s Disclosure Committee practices and the certifications prepared each quarter in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;
●	discussions with management regarding the critical accounting estimates on which the financial statements are based, as well as its evaluation of alternative accounting treatments;
●	receipt of management representations that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America;
●	discussions with management, the internal auditors and Deloitte regarding management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte’s evaluation of the Company’s internal control over financial reporting;
●	discussions with legal counsel and management regarding contingent liabilities;
●	receipt of the written disclosures and letter from Deloitte required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence; and
●	discussions with Deloitte regarding their independence, the audited consolidated financial statements, the matters required to be discussed by Auditing Standard No. 16 Communications with Audit Committees, as amended, and other matters, including Rule 2-07 of SEC Regulation S-X.

AUDIT COMMITTEE

Brad D. Smith, Chair
Shellye L. Archambeau
Tanya L. Domier
Bradley D. Tilden

NORDSTROM, INC. - 2018 Proxy Statement     23

Back to Contents

PROPOSAL 2	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends a vote FOR this proposal.

The Audit Committee, consistent with NYSE and SEC rules, has appointed Deloitte to be the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2019. Deloitte and its predecessors have served as the Company’s independent registered public accounting firm for over 45 years, including the fiscal year ended February 3, 2018.

As a matter of good corporate practice to provide shareholders an avenue to express their views on this matter, the Board has determined to seek shareholder ratification of Deloitte’s appointment at this time. If the shareholders do not ratify the appointment of Deloitte, the Board will reconsider the appointment. A representative of Deloitte will be present at the Annual Meeting to respond to questions and to make a statement if he or she so desires.

Audit Fees

The following table summarizes fees billed or expected to be billed to the Company by Deloitte in connection with services for the fiscal years ended February 3, 2018 and January 28, 2017:

	Fiscal Year Ended February 3, 2018		Fiscal Year Ended January 28, 2017
Type of Fee	($)	(%)	($)	(%)
Audit Fees(a)	2,924,000	55	2,298,000	71
Audit-Related Fees(b)	683,000	13	921,000	29
Other Fees(c)	1,680,000	32	—	—
TOTAL	5,287,000	100	3,219,000	100

(a) Audit Fees

Audit Fees primarily relate to fees for services for: (i) auditing the consolidated financial statements of the Company; (ii) reviewing the interim financial information of the Company included in its Form 10-Qs; and (iii) auditing the Company’s internal control over financial reporting. Substantially all of Deloitte’s work on these audits was performed by full-time, regular employees and partners of Deloitte and its affiliates.

(b) Audit-Related Fees

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting.

This amount does not reflect reimbursement of $254,000 for fiscal year ended February 3, 2018 and $306,000 for fiscal year ended January 28, 2017. This amount includes accounting research tool subscription fees of $6,000 for fiscal year ended February 3, 2018 and $2,077 for fiscal year ended January 28, 2017.

(c) Other Fees

Other Fees primarily relate to fees for advice and recommendations on supply chain strategy.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the services performed by Deloitte for the fiscal years ended February 3, 2018 and January 28, 2017 were pre-approved in accordance with the policies and procedures adopted by the Audit Committee. The pre-approval policy is periodically reviewed and updated. It describes the permitted audit, audit-related, tax and other services that Deloitte may perform. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been assigned to the Chair of the Audit Committee. The Chair is responsible for updating the Audit Committee at the next regularly scheduled meeting of any services that were pre-approved between meetings.

The Audit Committee approves fees up to a specified amount associated with each proposed service. Providing for fees up to a specified amount for a service incorporates appropriate oversight and control of the Deloitte relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Committee also reviews on a regular basis:

●	a listing of approved services since its last review;
●	a report summarizing the year-to-date services provided by Deloitte, including fees paid for those services; and
●	a projection for the current fiscal year of estimated fees.

The policy prohibits the Company from engaging the independent registered public accountants for services billed on a contingent fee basis and from hiring current or former employees of the independent auditor who have not satisfied the statutory cooling-off period for certain positions.

NORDSTROM, INC. - 2018 Proxy Statement     24

Back to Contents

EXECUTIVE OFFICERS

The Executive Officers of the Company are appointed annually by the Board following each year’s annual meeting and serve at the discretion of the Board. In addition to Blake Nordstrom, Erik Nordstrom and Peter Nordstrom, whose biographical information is provided under Election of Directors on pages 20 and 21, the following are the other Executive Officers of the Company on the date of filing of this Proxy Statement.

Anne L. Bramman

Employee since 2017
Age 50

Chief Financial Officer since June 2017, when she joined the Company. From March 2015 to March 2017, Ms. Bramman served as Senior Vice President and Chief Financial Officer of Avery Dennison Corporation. She previously served as Chief Financial Officer of Carnival Cruise Line from December 2010 to March 2015. She was employed by L Brands in various finance leadership positions from July 2004 to December 2010, including Senior Vice President, Chief Financial Officer of Henri Bendel from 2008 to 2010.

Christine F. Deputy

Employee since 2015
Age 52

Chief Human Resources Officer since June 2015, when she joined the Company. Ms. Deputy previously served as Group Human Resources Director at Aviva plc from March 2013 to June 2015. From February 2012 to March 2013, she was Human Resources Director — Global Retail Banking for Barclays Bank. From July 2009 to February 2012, she was Chief Human Resource Officer at Dunkin’ Brands. She was employed at Starbucks, Inc. from March 1998 to June 2009, serving as Vice President, Human Resources Asia Pacific from November 2007 to June 2009, Vice President, Global Staffing from September 2005 to January 2008, as well as other executive positions from 1998 to 2005.

Kelley K. Hall

Employee since 2017
Age 45

Chief Accounting Officer and Treasurer since August 2017, when Ms. Hall joined the Company. From October 2008 to August 2017, she held various senior finance leadership positions at NIKE, Inc. most recently as Vice President and Chief Financial Officer for NIKE, Inc.’s Enterprise Operations. Prior to NIKE, she spent 14 years with Starbucks Corporation in a variety of finance leadership roles, including several roles as vice president supporting U.S. retail and corporate finance.

Scott A. Meden

Employee since 1985
Age 55

Chief Marketing Officer since August 2016. From February 2010 to August 2016, Mr. Meden served as Executive Vice President and General Merchandise Manager, Shoe Division. He previously served as Executive Vice President and President, Nordstrom Rack from February 2006 to February 2010, as Divisional Merchandise Manager from September 2002 to January 2006, as Director of Business Planning and Analysis from 2001 to September 2002, and as Financial Manager, Shoes from 1999 to 2001.

James F. Nordstrom, Jr.

Employee since 1986
Age 45

President, Stores since May 2014. From 2005 to 2014, Mr. Nordstrom served as Executive Vice President and President, Nordstrom Direct. He previously served as Corporate Merchandise Manager, Children’s Shoes, from May 2002 to February 2005, and as a project manager for the design and implementation of the Company’s inventory management system from 1999 to May 2002. Mr. Nordstrom is a great-grandson of the Company founder.

Robert B. Sari

Employee since 2009
Age 62

General Counsel and Corporate Secretary since April 2009, when he joined the Company. Mr. Sari previously served as Executive Vice President, General Counsel and Secretary of Rite Aid Corporation since October 2005. Mr. Sari also served as Rite Aid’s Senior Vice President, General Counsel and Secretary from 2002 to 2005 and as Senior Vice President, Deputy General Counsel and Secretary from 2000 to 2002. He served in other roles for Rite Aid beginning in 1997.

Geevy S.K. Thomas

Employee since 1983
Age 53

President, Nordstrom Rack since January 2018. Mr. Thomas previously served as Chief Innovation Officer since January 2017. From 2010 to 2017, he served as Executive Vice President and President, Nordstrom Rack. He previously served as Executive Vice President and South Regional Manager from November 2001 to February 2010, as Executive Vice President and General Merchandise Manager, Full-Line Stores from February 2001 to November 2001, and as Executive Vice President, Full-Line Stores and Director of Merchandising Strategy from February 2000 to February 2001. Prior to February 2000, he held various merchandise strategy, store and regional management positions with the Company.

Kenneth J. Worzel

Employee since 2010
Age 53

President, Nordstrom.com since September 2016. From 2010 to 2016, Mr. Worzel served as Executive Vice President, Strategy and Development. Prior to joining the Company, he was a partner with McKinsey & Company, a global management consulting firm, from 2009 to 2010. While at McKinsey, he provided the Company and other clients with management strategy and organizational services. Prior to joining McKinsey, he was a managing partner at Marakon Associates, an international strategy consulting firm, from 1992 to 2008. As a partner at Marakon Associates, he provided consulting services to the Company from 1997 to 2008.

NORDSTROM, INC. - 2018 Proxy Statement     25

Back to Contents

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section describes our executive compensation program and the compensation decisions made for our fiscal year 2017 Named Executive Officers:

Blake W. Nordstrom	Co-President
Peter E. Nordstrom	Co-President
Erik B. Nordstrom	Co-President
Anne L. Bramman	Chief Financial Officer
Geevy S.K. Thomas	President, Nordstrom Rack
Michael G. Koppel	Retired Chief Financial Officer

For purposes of our filings with the SEC, including this annual Proxy Statement, Blake Nordstrom is considered our Principal Executive Officer. Anne Bramman joined our Company on June 2, 2017 as our Chief Financial Officer and is considered our Principal Financial Officer for purposes of our filings with the SEC. Michael Koppel retired from that position on May 1, 2017.

2017 Snapshot

Achieved Record Sales of $15 Billion

Our 2017 earnings per diluted share was $2.59, which included impacts associated with corporate tax reform, consisting of a $0.25 per share reduction related to our income tax provision and a $0.06 per share decrease for a one-time investment in our employees. Net sales during fiscal year 2017 increased 4.4%, inclusive of approximately $220 million or 150 basis points from the 53rd week, and comparable sales increased 0.8%.

We reached record sales of $15 billion in 2017, achieving the following milestones in executing our growth plans:

●	We experienced continued positive customer trends, reflecting customer growth of 4% to 33 million customers. Additionally, 9 million customers shopped with us in multiple ways, a 6% increase over the prior year.

●	Investments in new market and digital capabilities, which include Nordstromrack.com/HauteLook, Canada and Trunk Club, contributed $1.5 billion in sales.

●	In the Nordstrom full-price business, strategic brands, including product with limited distribution and Nordstrom proprietary labels, continued to deliver outsized sales growth.

●	The Nordstrom Rack off-price business gained 6 million new customers with approximately one-third of off-price customers expected to cross-shop the full-price business over time.

●	Sales from Nordstrom Rewards customers represented 51% of sales, an increase from 44% in 2016.

Our strategic brand partnerships and combined digital and physical assets make us uniquely positioned in the marketplace. We believe our diversified and resilient business model will continue to serve us well while creating value for our shareholders, customers and employees.

Shareholders Support our Compensation Program

Our shareholders approved our Board’s recommendation to hold Say-on-Pay advisory votes on an annual basis so that they may frequently and openly express their views about the compensation of our Named Executive Officers. Each year since 2011, more than 90% of the votes cast have been supportive of our compensation programs. Based on the majority of shareholders voting in favor of our executive compensation program last year, we continued to implement similar compensation policies and programs in fiscal year 2017, and continued to apply the following guiding principles.

Our Guiding Principles:

●	Motivate and reward our people to achieve meaningful results that support our strategic goals and shareholder interests, while avoiding encouragement of excessive risk taking;

●	Attract and keep the best talent through programs that reflect our values and consider, but are not dictated by, market practice;

●	Ensure the cost of our programs best serve a balance of employee and shareholder business interests;

●	Keep things simple to promote understanding for our employees and transparency for our shareholders; and

●	Be attuned to trends and new ideas to support our programs and diverse workforce.

NORDSTROM, INC. - 2018 Proxy Statement     26

Back to Contents

2017 Highlights Reflect Dynamics of Our Business Model

Achieved a new record of total net sales at $15.1B, driven by Nordstrom full-price growth of 2.0% and Nordstrom Rack off-price growth of 9.9%.	Grew comparable sales 0.8%, reflecting Nordstrom full-price increase of 0.1% and Nordstrom Rack off-price increase of 2.5%.	Generated earnings of $437M, reflecting continued top-line growth, inventory and expense discipline and investments in capabilities to support our growth plans. 2016 earnings included a $197M Trunk Club impairment charge.

We Emphasize Variable Pay and Balance Short- and Long-Term Incentives as Well as Incentive Values

In accordance with our pay-for-performance philosophy, the compensation program for our Named Executive Officers is straightforward in design and includes four primary elements: base salary, performance-based bonus, long-term incentives (“LTI”) and benefits. Within these elements, we emphasize variable pay over fixed pay, with approximately 80% of our Named Executive Officers’ combined target compensation linked to our financial or market results. The program also balances the importance of these executives achieving both critical short-term objectives and strategic long-term priorities. The following graphics represent target compensation for the Co-Presidents and the other Named Executive Officers and exclude Geevy Thomas’s promotion award granted in February 2017 and Anne Bramman’s new hire award granted in August 2017. See page 32 for additional detail.

Our Variable Pay Reflects Company Performance

Our pay-for-performance design includes rigorous performance goals and high performance standards. Further, with a substantial portion of pay in the form of Nordstrom stock, pay outcomes align with our shareholders’ experience. This is evidenced by our Named Executive Officers’ recent incentive compensation payouts and grant realizable values as of our 2017 fiscal year end, as shown below and on the following page.

INCENTIVE COMPENSATION PAYOUTS	2013	2014	2015	2016	2017
Incentive Earnings Before Interest and Income Tax Expense (“Incentive EBIT”) $	$ 1,377M	$ 1,391M	$ 1,246M	$ 1,076M	$ 952M
Incentive Return on Invested Capital (“Incentive ROIC”)%	13.8%	13.6%	11.0%	12.4%	10.0%
Annual bonus (payout as % of Target*)	64%	83%	0%	80%	94%
3-year TSR percentile ranking within comparator group	50%ile	63%ile	53%ile	16%ile	10%ile
PSU vesting (payout as % of Target)	0%	75%	75%	0%	0%
*	Bonus payout for fiscal year 2017 as a % of Target for Named Executive Officers other than the Co-Presidents was 96%. See page 31 for more information.

NORDSTROM, INC. - 2018 Proxy Statement     27

Back to Contents

Incentive EBIT and Incentive ROIC are not measures of financial performance under Generally Accepted Accounting Principles (“GAAP”) and should be considered in addition to, and not a substitute for, return on assets, net earnings, total assets and other financial measures prepared in accordance with GAAP. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures. Note that Incentive EBIT for fiscal year 2016 included a $197 million Trunk Club impairment charge. Performance share unit (“PSU”) vesting as shown in the table on the previous page corresponds to the performance periods ending in fiscal years 2013 through 2017. Three-year Total Shareholder Return (“TSR”) percentile ranking is based on our TSR performance over three-year rolling periods between fiscal years 2011 and 2017 versus the comparator group. Beginning with the 2014 – 2016 PSU award, we changed our comparator group from our retail peer group to the Standard and Poor’s 500. See pages 31 and 32 to learn more about long-term incentive pay.

GRANT REALIZABLE VALUES	2013	2014	2015	2016	2017
PSUs (realizable value as a% of grant value)	74%	0%	0%	0%	0%
RSUs (realizable value as a% of grant value)	0%	97%	67%	109%	111%
Stock options (realizable value as a% of grant value)	86%	38%	0%	7%	7%

Realizable values shown above are based on the actual value at time of vest, current unvested values using our 2017 fiscal year end stock price of $47.85 and current performance for outstanding PSUs (which are tracking at 0% payout), shown as a percent of grant value. PSUs, restricted stock units (“RSUs”) and stock options are shown in the column matching the year of grant. 2017 realizable value for RSUs excludes Anne Bramman’s new hire award with a grant value of $750,000 and Geevy Thomas’s promotion award with a grant value of $680,000.

The Compensation Committee reviews these results and other analyses to ensure the Named Executive Officers’ aggregate compensation aligns with shareholder interests. Based on these and other outcomes, the Compensation Committee believes that total direct compensation for our Named Executive Officers reflects our pay-for-performance objective and is well aligned with shareholder interests.

Effective Corporate Governance Reinforces Our Compensation Program

Our compensation philosophy for our executive team, including our Named Executive Officers, is reflected in governance practices that support the needs of our business, drive performance and align with our shareholders’ long-term interests. Below is a summary of what we do and don’t do in that regard.

WHAT WE DO	WHAT WE DON’T DO
Pay for performance: Our compensation program for Named Executive Officers emphasizes variable pay over fixed pay, with approximately 80% of their collective target compensation linked to our financial or market results.	Provide employment agreements.
Retain meaningful stock ownership guidelines: Our expectations for ownership align executives’ interests with those of our shareholders, and all Named Executive Officers have exceeded their targets or have time to do so within the time period allowed.	Offer separation benefits to Named Executive Officers who are Nordstrom family members.
Mitigate undue risk: We have caps on potential bonus payments, a clawback policy on performance-based compensation, and active and engaged oversight and risk management systems, including those related to compensation-related risk.	Offer special perquisites to our Named Executive Officers.
Maintain separate change in control agreements.
Engage an independent compensation consulting firm: The Compensation Committee’s consultant does not provide any other services to the Company.	Gross up taxes, except in the case of selected relocation expenses.
Apply conservative post-employment and change in control provisions: Executive Officers are subject to provisions in the same manner as those for our broader employee population.	Reprice underwater stock options.
Limit accelerated vesting: Our equity plan provides for accelerated vesting of equity awards after a change in control only if an executive is involuntarily terminated by the Company or resigns for good reason, a provision referred to as a “double trigger.”	Issue grants below 100% fair market value.
Pay dividends on any unearned or unvested equity awards.
Restrict pledging activity: All Executive Officers are subject to pre-clearance requirements and restrictions.	Permit hedging or short-sale transactions.
Receive strong shareholder support: Each year since 2011, more than 90% of the votes cast on the matter have been in favor of our compensation programs.	Count pledged shares towards stock ownership targets.

NORDSTROM, INC. - 2018 Proxy Statement     28

Back to Contents

Context for Understanding Our Compensation Program and Decisions

This section provides background on the roles involved in determining compensation for our Named Executive Officers, our use of market data and the companies selected for our peer group.

Our Roles in Determining Compensation are Well Defined

Compensation Committee

Our Compensation Committee (“Committee”) oversees the development and delivery of our guiding principles and compensation plans for the Named Executive Officers and other executives as described in the Committee Charter on our website at investor.nordstrom.com.

As part of that oversight, the Committee ensures the Named Executive Officers’ aggregate compensation aligns with shareholder interests by reviewing analyses that include:

●	Cash alignment to evaluate the short-term incentive payouts relative to our Earnings Before Interest and Income Tax Expense (“EBIT”) performance results.

●	Relative pay and performance to compare the percentile rankings of our total direct compensation (base salary + performance-based bonus + long-term incentives) with financial performance metrics of our peer group.

Compensation Committee Consultant

The Committee’s independent executive compensation consulting firm, Semler Brossy Consulting Group, LLC (“Semler Brossy”), is retained by, and reports directly to, the Committee. A consultant from that firm attends the Committee meetings and supports the Committee’s role by providing independent expertise on market practices, compensation program design and related subjects as described on page 15. Semler Brossy provides services only as directed by the Committee. During fiscal year 2017, Semler Brossy’s services included review of pay programs, performance goal-setting, alignment of pay and performance and other pay-related matters specific to the Committee’s Charter.

Management

Our Co-Presidents provide input to the Committee on the level and design of compensation elements for the Named Executive Officers and other Executive Officers, excluding themselves. Our Chief Human Resources Officer joins the Co-President(s) in Committee meetings to provide perspective and expertise relevant to the agenda. Management supports the Committee’s activity by providing analyses and recommendations developed internally or occasionally with the assistance of external consulting firms other than the Committee’s consulting firm. During fiscal year 2017, technical guidance to management on executive compensation matters came primarily from the professional services provider Korn Ferry Hay Group.

Market Data Provides a Reference Point for Compensation

The Committee believes that knowledge of market practices, particularly those of our peers listed on the following page, is helpful in assessing the design and targeted level of our executive compensation package. In reviewing peer group information, the Committee uses survey data provided by external consultants, monitors general market movement for executive pay and references proxy statements for specific roles.

When the Committee reviews market data, they consider the 50th percentile (median) of our peer group as a reference point, rather than a policy, for positioning target total direct compensation. Target opportunities for individual pay elements vary by executive role based on scope of responsibilities and expected contributions.

Blake Nordstrom, Peter Nordstrom and Erik Nordstrom’s target total direct compensation for 2017 was below our peer group median, as it has been in previous years. Based on the Committee’s review of relevant market data and internal pay equity, the Committee believes the target total direct compensation for Anne Bramman and Geevy Thomas was within a competitive range. Actual pay for the Named Executive Officers can exceed our established targets or peer group actual pay through the variable compensation elements when pre-determined performance milestones are achieved.

Peer Group Companies Represent Our Business

Each year, the Committee reviews the appropriateness of our peer group for comparison on pay and related practices. While the companies represent prominent brands and specialty retailers that are relevant to Nordstrom, they may not always have a direct match to our product offerings or annual revenue. However, the peer group companies meet the following selection criteria:

●	collective representation of our primary business areas including our full-price, off-price, in store, and online business and private label products;

●	some overlap with our industry group as defined by institutional shareholders and shareholder service organizations;

●	general compatibility with our compensation strategy through a competitive offering of the primary pay elements of base salary, performance-based bonus and long-term incentives; and

●	public company subject to similar market pressures with a track record of sustainability.

NORDSTROM, INC. - 2018 Proxy Statement     29

Back to Contents

Our peer group used for evaluating compensation for fiscal year 2017 was comprised of the following retail companies:

Bed Bath & Beyond, Inc.	Kohl’s Corporation	Ross Stores, Inc.
Coach, Inc.	L. Brands, Inc.	Starbucks Corporation
Dillard’s, Inc.	Macy’s, Inc.	Tiffany & Co.
Estée Lauder Companies, Inc.	Michael Kors Holding Limited	The TJX Companies, Inc.
Foot Locker, Inc.	Neiman Marcus, Inc.	Urban Outfitters, Inc.
Gap, Inc.	Nike, Inc.	VF Corporation
J. C. Penney Company, Inc.	Ralph Lauren Corporation	Williams-Sonoma, Inc.

During 2017, as part of its annual review of peer companies to be used for compensation comparison purposes, the Committee updated the peer group for 2018 by (1) removing Nike, Inc. and Starbucks Corporation due to significantly higher market values, and (2) adding Hudson’s Bay Company due to its size, business similarities and fit with our selection criteria.

Each Element of Compensation Has its Own Purpose

Our compensation program for Named Executive Officers is made up of four primary elements outlined below. Each element has its own purpose based on our fundamental premise of pay for performance and our guiding principles, described on page 26. Additional information is provided below in the “About Our Compensation Elements, What We Paid in 2017 and Why” section.

Compensation Element	Purpose
Base Salary (See below)	Reflect scope of the role and individual performance through base-line cash compensation.
Performance-Based Annual Cash Bonus (Page 31)	Motivate and reward contributions to annual operating performance and long-term business strategy with cash that varies based on results.
Long-Term Incentives (Pages 31 and 32)	Promote alignment of executive decisions with Company goals and shareholder interests through stock options, performance share units and restricted stock units where value varies with Company stock performance.
Benefits (Page 33)	Provide meaningful and competitive broad-based, leadership and retirement benefits that support healthy lifestyles and contribute to financial security.

Pay Changes for 2017

On an annual basis, the Committee reviews base salary, performance-based bonus target opportunity and long-term incentive target grant value for each of the Named Executive Officers in consideration of the upcoming fiscal year. Committee decisions for fiscal year 2017 are summarized below and shown as a comparison of 2016 and 2017 fiscal year end (“FYE”) amounts. The Committee believes these elements and the overall compensation program are meeting the expectations for our pay-for-performance philosophy and guiding principles.

	Base Salary ($)		Performance-Based Annual Cash Bonus (Target Opportunity as % of Base Salary)		Long-Term Incentives Annual Grant Target (Grant Value as % of Base Salary)
Name	FYE 2016	FYE 2017	FYE 2016	FYE 2017	FYE 2016*	FYE 2017*
Blake W. Nordstrom	758,500	same	200	same	350	same
Peter E. Nordstrom	758,500	same	200	same	350	same
Erik B. Nordstrom	758,500	same	200	same	350	same
Anne L. Bramman	—	750,000	—	90	—	175
Geevy S.K. Thomas	680,000	same	80	same	150	same
Michael G. Koppel	790,000	—	90	—	175	—

*	In 2016 and 2017, actual annual long-term incentive grant values varied from target grant values for certain Named Executive Officers. See pages 31 and 32 to learn more about the long-term incentive pay elements for 2017.
About Our Compensation Elements, What We Paid in 2017 and Why

Base Salary

The Committee begins its annual review of base salary for the Named Executive Officers through discussion with the Co-Presidents on the expectations and achievements of each executive during the previous year, as well as their pay history and pay equity with other internal roles. The Committee then references our pay levels to similar roles in peer companies to ensure they are within a competitive range of the peer group median. Named Executive Officers do not necessarily receive increases in base salary every year. When they do, the changes are effective April 1st following their annual performance review, which includes a discussion about individual results against defined expectations.

For 2017, the Named Executive Officers did not receive increases in base salary.

NORDSTROM, INC. - 2018 Proxy Statement     30

Back to Contents

Performance-Based Annual Cash Bonus

The opportunity for annual performance-based cash awards under our shareholder-approved Nordstrom, Inc. Executive Management Bonus Plan (“Executive Management Bonus Plan”) is designed to focus the Named Executive Officers on the alignment between annual operating performance and long-term business strategy. In support of our guiding principles, the performance-based bonus awards pay out only when pre-determined performance milestones are achieved. The Committee establishes the following criteria in developing the annual bonus arrangements:

●	Target bonus opportunity: In determining the target percentage of base salary shown on page 30, the Committee takes into account the mix of pay elements, market pay information for similar roles within our peer group and the internal relationship between roles within the Company.

In support of our pay-for-performance philosophy, the maximum bonus payout, which is associated with superior performance, is 2.5 times an executive’s target bonus opportunity. This maximum is higher than is common among our retail peers because we believe it is important to continue encouraging and paying rewards when we achieve truly superior results.

●	Performance measures: The Committee establishes the performance measures to focus executives on the most important annual and long-term strategic goals. For fiscal year 2017, the Named Executive Officers all had the following measures:
–	ROIC to ensure our overall performance aligns directly with shareholder returns over the long term. The measure is expressed as a threshold that must be met before any payout can be made on EBIT results to ensure our executives are rewarded only after earnings generate a meaningful return for our shareholders.
–	EBIT to emphasize the importance of earnings and its role in driving shareholder value. Each executive’s performance-based bonus was weighted 100% on this measure, subject to the ROIC threshold.
–	Strategic Bonus Measure to use as a bonus payout modifier (up or down) by up to 25%, not to exceed the maximum payout under the Executive Management Bonus Plan, which is 2.5 times an executive’s target bonus opportunity. The Strategic Bonus Measure for fiscal year 2017 considered objective progress in expanding: 1) market share, 2) customer count, and 3) customer engagement, each of which are key indicators of our success in our strategy of serving customers across the breadth of our physical and digital platforms.
●	Performance measure milestones: The Committee defines financial milestones for ROIC (as a threshold) and EBIT (as a range) that relate to varying percentages of bonus payout. The difficulty level in achieving the milestones reflects the Committee’s belief that there should be a balance between executive pay opportunity, reinvestment in the Company and return to shareholders.

In accordance with our bonus plan, ROIC and EBIT achievement used to determine bonus payout may differ from ROIC and EBIT, as reported in our Form 10-K filed with the SEC, due to the exclusion of certain one-time gains or losses. In this situation, we refer to the measure achievements as Incentive ROIC and Incentive EBIT. This is the case for 2017 where achievements reflect non-operating related adjustments not included in the financial plan. Incentive ROIC and Incentive EBIT are not measures of financial performance under GAAP and should be considered in addition to, and not a substitute for, return on assets, net earnings, total assets and other financial measures prepared in accordance with GAAP. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

–	Our Incentive ROIC for fiscal 2017 was 10.0%, exceeding our threshold goal of 8.5%.
–	Our Incentive EBIT achievement fell slightly below our target goal of $964 million, warranting a payout level of less than 100%. As shown in the table below, the Incentive EBIT achievement for Blake Nordstrom, Peter Nordstrom and Erik Nordstrom was less than that for the other Named Executive Officers as the Committee determined that one of the three non-operating related adjustments approved for fiscal year 2017 would not apply for them.
–	We continued to make progress on our Strategic Bonus Measure even in a difficult environment and saw growth in all three of our strategic measures: 1) market share, 2) customer count, and 3) customer engagement, which we track in terms of customers who buy from us across more than one channel. The Committee determined to make no upward or downward adjustment to 2017 bonus payouts based on these results.

The fiscal year 2017, Incentive EBIT performance milestones and actual achievement are shown below.

2017 Incentive EBIT Milestones and Bonus Payout

					Actual Achievement*
	Minimum	Threshold	Target	Superior / Maximum	Blake Nordstrom, Peter Nordstrom and Erik Nordstrom	Other Named Executive Officers
Incentive EBIT Performance	Less than $747M	$747M	$964M	$1,182M or Greater	$948M	$952M
Bonus Payout Level
% of Executive’s Target
Bonus Opportunity	0%	25%	100%	250%	94%	96%

*	The Incentive EBIT achievement for Blake Nordstrom, Peter Nordstrom and Erik Nordstrom was less than that for the other Named Executive Officers as the Committee determined that one of the three non-operating related adjustments approved for fiscal year 2017 would not apply for them.

Long-Term Incentives

Annual grants of equity under the shareholder-approved 2010 Equity Incentive Plan provide the Named Executive Officers with additional incentive to create shareholder value and receive financial rewards. The long-term incentive value that determines the size of the annual grant to Named Executive Officers is expressed as a percentage of base salary as shown on page 30.

NORDSTROM, INC. - 2018 Proxy Statement     31

Back to Contents

In establishing the long-term incentive value at grant for each Named Executive Officer, the Committee considers the mix of pay elements, market pay information for similar roles within our peer group, our annual share usage and dilution, performance and internal equity of grant size by role. The Committee typically approves annual grants of equity awards during the February Committee meeting, which is scheduled at least a year in advance. The February meeting occurs after performance results for the prior year are known, which allows the Committee to align compensation elements with our performance and business goals.

For fiscal year 2017, we used a combination of vehicles that our Committee believed created the right balance of absolute and relative performance.

●	Restricted stock units granted as part of the annual grant vest in four equal annual installments and complement our objectives for balancing award value through both absolute and relative stock performance.
●	Performance share units reward the executive team for our relative TSR performance compared to companies in the Standard & Poor’s 500. The units are earned after a 3-year performance cycle only when the Company’s TSR outperforms more than 40% of the companies identified for that grant.
●	Stock options granted as part of the annual grant vest and become exercisable in four equal annual installments and have a 10-year term. Our equity incentive plan does not permit repricing, grant prices below 100% of the fair market value of Common Stock on the date of grant or cash dividend payments on options.

The grant value of the equity awarded to the Named Executive Officers in the fiscal year 2017 annual grant consisted of 50% restricted stock units, 25% performance share units and 25% stock options. This was a change from past years’ mix of 50% stock options, 25% performance share units and 25% restricted stock units to better align with peer group norms and enhance executive retention.

In February 2017, after consideration of fiscal year 2016 performance results, including the impairment charge related to an acquisition, the Committee used its discretion to decrease the long-term incentive annual grant value (as % of base salary) for certain Named Executive Officers for fiscal year 2017.

●	Blake Nordstrom, Peter Nordstrom and Erik Nordstrom received a decrease in their long-term incentive annual grant value as a percentage of base salary from 350% to 325%.
●	Geevy Thomas and Michael Koppel received target long-term incentive annual grant values as a percent of base salary of 150% and 175%, respectively.

One-Time Equity Awards

Late in fiscal year 2016, Geevy Thomas became the Chief Innovation Officer and received an additional grant of restricted stock units, valued at $680,000 at the time of grant, which vest in three equal annual installments. His grant was made on February 28, 2017, the first day of the open trading window following Committee approval of the grant.

Because Anne Bramman was hired mid-year, she did not receive the 2017 annual grant. Upon her hire, she received a new-hire grant, valued at $750,000 at the time of grant, consisting of 100% restricted stock units which vest in three equal annual installments. Her grant was made on August 21, 2017, the first day of the open trading window following her start date, which was the later of the Committee approval date or her start date.

2015 Performance Share Units Did Not Pay Out

Performance share units for the 2015-2017 fiscal year performance cycle were granted based on the following vesting schedule. At the end of the performance cycle, our TSR did not meet the minimum threshold of greater than the 50th percentile of the Standard & Poor’s 500, which is required for payout. As a result, none of these performance share units vested.

Required Percentile Rank for Vesting	% of Granted Performance Share Units Paid Out at Vesting
>90th	175
>80th	150
>75th	125
>65th	100
>50th	75
≤50th	0

2016 and 2017 Performance Share Units are Still in Process

The 3-year performance cycle for the 2016 performance share units runs January 31, 2016 through February 2, 2019. The vesting schedule for the 2016 performance share unit grant is the same as the 2015 grant shown above. The 3-year performance cycle for the 2017 performance share units runs January 29, 2017 through February 1, 2020. After consideration of peer group market practices as shared by the Committee’s compensation consultant, the Committee decided to change the vesting schedule for the 2017 performance share unit grant, as shown below. Above median performance remains required for a payout at target. The peer group for each of these grants consists of companies in the Standard & Poor’s 500 as of the first day of the applicable performance cycle.

Required Percentile Rank for Vesting	% of Granted Performance Share Units Paid Out at Vesting
>85th	175
>75th	150
>65th	125
>55th	100
>40th	50
≤40th	0

Stock Ownership Guidelines Align Executives and Shareholders

Ownership of Common Stock by our Named Executive Officers and other executive officers is encouraged by management and the Board. As a result, stock ownership guidelines were formally established in 2004. Ownership shares are made up of all forms of Common Stock, as well as vested performance share units that are deferred and unvested restricted stock units. Ownership shares do not include unvested or vested stock options, unvested performance share units or pledged shares.

The Named Executive Officers and other Executive Officers have an annual share target defined as base salary on each April 1st multiplied by their ownership multiple of base salary divided by a 52-week average closing stock price. The ownership multiples of base salary depend on the executive’s role in the Company and are as shown in the following table for the Named Executive Officers. The Committee has assigned these particular multiples to match or exceed market practice, and to represent a significant portion of the overall compensation package to reinforce the alignment of management’s decision making with shareholder interests. Executives new to the Company have five years to achieve their ownership target.

Position	Multiple of Base Salary Used to Establish Ownership Target
Co-President	10x
Chief Financial Officer	4x
President, Nordstrom Rack	3x

Under our guidelines, Named Executive Officers and other Executive Officers are required to conduct any open market transactions in Common Stock only in accordance with an SEC Rule 10b5-1 trading plan. These plans predetermine the timing, number of shares and price at which an Executive

NORDSTROM, INC. - 2018 Proxy Statement     32

Back to Contents

Officer may buy or sell Company shares. The Executive Officers must also achieve and retain a minimum holding of 100% of their ownership targets before they may sell Company shares in the market.

The Committee regularly reviews stock ownership status for the Named Executive Officers. All of the Named Executive Officers have exceeded their ownership targets or are on track to do so within the allowed time period.

Benefits

The Company offers the Named Executive Officers a comprehensive program of broad-based, leadership and retirement benefits. Their purpose varies by benefit, but in general enhances total compensation with meaningful and competitive offerings that support healthy lifestyles and contribute to financial security. These benefits are regularly reviewed for consistency with our guiding principles, organizational culture and market practices. Additional information on 2017 benefits is provided as noted below.

		Benefit		Where to Learn More
Broad-Based	●	Company contribution to medical, dental and vision coverage; short- and long-term disability; life insurance; adoption assistance; and employee referral assistance. Employee access to accident insurance; health savings account and flexible spending accounts. Employee Stock Purchase Plan. Merchandise discount. Paid time off.	●	For merchandise discount, see All Other Compensation in Fiscal Year 2017, footnote (c) on page 38.
Leadership	●	Salary continuance; long-term disability coverage; life insurance	●	For long-term disability and life insurance, see All Other Compensation in Fiscal Year 2017, footnote (a) on page 37.
	●	Executive Deferred Compensation Plan	●	See Nonqualified Deferred Compensation beginning on page 47.
	●	Leadership Separation Plan	●	See Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2017, footnote (f) beginning on page 52.
Retirement	● ● ●	401(k) match and discretionary profit-based match Retiree health care (closed to new entrants in 2013) Supplemental Executive Retirement Plan (closed to new entrants in 2012)	● ● ●

See All Other Compensation in Fiscal Year 2017, footnote(d) on page 38.

See Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2017, footnote (e) on page 52.

See Pension Benefits beginning on page 46.

Changes for 2018

Each year, the Committee reviews the design of our total compensation elements and makes changes as needed to improve alignment with our guiding principles. In consideration of recommendations made by the Committee’s compensation consultant, the following changes were made for fiscal year 2018:

Base Salary

●	Anne Bramman and Geevy Thomas received increases of approximately 3% in base salary, effective April 1, 2018, to maintain their relative market competitiveness.
●	Blake Nordstrom, Peter Nordstrom and Erik Nordstrom’s base salaries remained unchanged.

Performance-Based Annual Cash Bonus

●	In addition to the Company EBIT measure, individual performance measures were added for Anne Bramman and Geevy Thomas to enable differentiation in bonus payout opportunity based on their individual contributions and execution against their goals. The individual performance measure comprises 33% of their fiscal year 2018 bonus opportunity and Company EBIT comprises 67%.
●	Blake Nordstrom, Peter Nordstrom and Erik Nordstrom’s 2018 bonus opportunity remains based 100% on Company EBIT due to their Co-President roles and responsibility for total Company performance.

Long-Term Incentives

●	The 2018 annual equity grant mix for Executive Officers, including the Named Executive Officers, was changed to 100% restricted stock units, consistent with the grant mix for all other eligible employees. This change resulted, in part, from the Committee’s deliberations following the announcement by the Nordstrom family group that it was exploring a potential going private transaction and the Committee’s determination to make awards which would remain relevant to executives and have some retention effect in the event that such a transaction were to occur. This grant mix is intended to be a one-time response to a special circumstance and may not be indicative of the Company’s pay strategy going forward.
●	In March 2018, the Committee determined to award Anne Bramman a restricted stock unit grant, equal to 300% of base salary, for retention and to recognize her critical role in supporting the Company.

Additional Cash Bonus

●	In March 2018, the Committee determined to award Anne Bramman a one-time cash payment in the amount of $150,000 in recognition of her service to the Company since assuming the role of Chief Financial Officer.

Additional Information

Compensation Risk Assessment Supports Integrity of the Pay Program

The Committee oversees an extensive review of the Company’s pay-for-performance philosophy, the composition and balance of elements in the compensation package and the alignment of plans with shareholder interests to ensure these practices do not pose a material adverse risk to the organization.

NORDSTROM, INC. - 2018 Proxy Statement     33

Back to Contents

The review is conducted every other year as underlying programs and practices are generally consistent over time. The last review, for fiscal year 2016, concluded with the following perspectives:

●	The goals of the Company’s compensation programs are to attract and retain the best talent and to motivate and reward our people in ways that are aligned with the long-term interests of our shareholders. This has been a long-standing objective of our pay-for-performance philosophy. We believe that the strong alignment of our employee compensation plans with performance has served our stakeholders, and in particular, our shareholders, well. The strength of this alignment is regularly reviewed and monitored by the Committee.
●	As a fashion specialty retailer, the Company’s compensation-related risks are generally more straightforward than some other business sectors. We have systems in place to identify, monitor and control risks, making it difficult for a single individual or a group of individuals to expose the Company to material compensation risk.
●	Our compensation program rewards both short- and long-term performance. Company results are team-oriented rather than individually focused and tied to measurable factors that are both transparent to shareholders and drivers of their shareholder return.
●	The compensation program balances the importance of achieving critical short-term objectives with a focus on realizing strategic long-term priorities. Strong stock ownership guidelines are in place for Company leaders, and mechanisms, such as an executive clawback policy, exist to address inappropriate rewards.
●	The Committee is actively engaged in establishing compensation plans, monitoring these plans during the year and using discretion in making rewards, as necessary.
●	The Company has active and engaged oversight systems in place. The Audit Committee and the full Board closely monitor and certify the performance that drives employee rewards through detailed and transparent financial reporting, which is in place to provide strong, timely insight into the performance of the Company.

Based on this review, the Committee believes that the Company’s compensation plans do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Executive Compensation Clawback Policy Applies to Performance-Based Pay

In February 2008, the Board adopted a formal executive compensation clawback policy that applies to any performance-based bonus, equity, equity equivalent or other incentive compensation awarded to an Executive Officer, beginning in that fiscal year. Under that policy, in the event of a material restatement of the Company’s financial results, the Board will review the circumstances that caused the restatement and consider accountability to determine whether an Executive Officer was negligent or engaged in misconduct. If so, and the amount or vesting of an award would have been less had the financial statements been correct, the Board will seek to recover compensation from the Executive Officer as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to applicable law.

Termination and Change in Control Provisions are Committee-Directed

Under our Leadership Separation Plan, eligible Company leaders, including certain Named Executive Officers, are entitled to receive severance benefits upon involuntary termination of employment by the Company, due to job elimination, to assist in the transition from active employment. Blake Nordstrom, Peter Nordstrom and Erik Nordstrom are not eligible for separation benefits under the Plan. Separation benefits are described in the Potential Payments Upon Termination or Change in Control section beginning on page 48.

As described in the same section, the Named Executive Officers are generally not entitled to any payment or accelerated benefit in connection with a change in control of the Company. However, the Named Executive Officers are entitled to accelerated vesting of equity if they experience a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control, unless the Committee acts to prevent such acceleration.

Tax and Accounting Considerations Underlie the Compensation Elements

The Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs, including:

●	Section 162(m) of the Internal Revenue Code (“IRC”), which generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their Named Executive Officers. Prior to the enactment of corporate tax reform (the “Tax Act”), the IRC generally excluded from the calculation of the $1 million limit compensation that was based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The exclusion for performance-based compensation was repealed by the Tax Act, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Tax Act also expanded the category of covered officers for purposes of the limitations of Section 162(m).

The Committee has historically considered, among other things, the impact of the exclusion for performance-based compensation when developing and implementing our executive compensation programs. Annual awards under our short- and long-term incentive plans were generally designed in a manner intended to meet the requirements under the exclusion. Under the Tax Act, we believe it is unlikely such awards will qualify as performance-based compensation under Section 162(m). We are evaluating what changes we may want to make to our executive compensation programs in order to address the changes in tax treatment.

While the Committee has historically sought to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying Company goals. Therefore, amounts paid under any of our executive compensation programs may be subject to the Section 162(m) limitation on deductibility.

●	Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Stock Compensation (“ASC 718”), where stock options, performance share units and restricted stock units are accounted for based on their grant date fair value (see the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, filed with the SEC). The Committee regularly considers the accounting implications of our equity-based awards.
●	Section 409A of the IRC, the limitations of which primarily relate to the deferral and payment of benefits under the Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan. The Committee continues to consider the impact of Section 409A and in general, the evolving tax and regulatory landscape in which its compensation decisions are made.

NORDSTROM, INC. - 2018 Proxy Statement     34

Back to Contents

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. The Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Committee with regard to executive compensation and has recommended to the Board that it be included in this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE

Tanya L. Domier, Chair

Philip G. Satre

Gordon A. Smith

Robert D. Walter

NORDSTROM, INC. - 2018 Proxy Statement     35

Back to Contents

Summary Compensation Table

The following table summarizes the total compensation paid or accrued by the Company for services provided by the Named Executive Officers for fiscal years ended February 3, 2018, January 28, 2017 and January 30, 2016.

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
Blake W. Nordstrom	2017	771,142	—	1,760,169	616,272	1,431,290	998,647	57,181	5,634,701
Co-President	2016	751,152	—	1,630,746	1,437,210	1,213,601	748,859	49,711	5,831,279
	2015	735,445	—	906,175	906,232	—	—	61,858	2,609,710
Anne L. Bramman	2017	504,173	—	749,965	—	430,384	—	316,516	2,001,038
Chief Financial Officer	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Peter E. Nordstrom	2017	771,142	—	1,760,169	616,272	1,431,290	1,030,787	40,774	5,650,434
Co-President	2016	751,152	—	1,630,746	1,437,210	1,213,601	758,249	47,811	5,838,769
	2015	735,445	—	906,175	906,232	—	—	42,203	2,590,055
Erik B. Nordstrom	2017	771,142	—	1,760,169	616,272	1,431,290	988,659	50,395	5,617,927
Co-President	2016	751,152	—	1,630,746	1,437,210	1,213,601	721,831	46,222	5,800,762
	2015	735,445	—	906,175	906,232	—	—	55,224	2,603,076
Geevy S.K. Thomas	2017	691,988	—	1,408,316	254,988	520,989	2,394,161	45,128	5,315,570
President Nordstrom Rack	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Michael G. Koppel	2017	207,128	—	987,158	345,612	170,690	749,709	461,079	2,921,376
Retired Chief Financial Officer	2016	782,223	—	835,218	898,239	568,800	647,994	25,598	3,758,072
	2015	764,328	—	655,120	655,199	—	—	23,659	2,098,306

(a) Salary

The amounts shown represent base salary earned during the fiscal year. The numbers shown for all fiscal years vary somewhat from annual base salaries due to the fact that our fiscal year ends on the Saturday nearest to January 31st and salary increases are effective April 1st of each year. Also, as a result of our 4-5-4 retail reporting calendar, fiscal year 2017 included an extra week (the “53rd week”). The 2017 base salaries for the Named Executive Officers were $758,500 each for Blake Nordstrom, Peter Nordstrom and Erik Nordstrom, $750,000 for Anne Bramman, $680,000 for Geevy Thomas and $790,000 for Michael Koppel. The amount shown for Anne Bramman reflects a partial year of base salary as she joined the Company in June 2017. The amount shown for Michael Koppel also reflects a partial year of base salary as he retired from the Company in May 2017. Neither Anne Bramman nor Geevy Thomas were Named Executive Officers prior to fiscal year 2017.

None of the Named Executive Officers elected to defer any of their base salary earned into the Executive Deferred Compensation Plan in fiscal year 2017.

Each of the Named Executive Officers contributed a portion of their base salary earned during fiscal year 2017 to the 401(k) Plan.

(b) Bonus

No amounts are reported because the Company did not pay discretionary or guaranteed bonuses to the Named Executive Officers during any of the reported fiscal years. As described on page 31, bonuses are performance-based, and for that reason, are required to be disclosed in column (e), “Non-Equity Incentive Plan Compensation.”

(c) Stock Awards

The amounts reported reflect the grant date fair value of performance share units and restricted stock units granted during the fiscal year under the 2010 Equity Incentive Plan. The amounts reported are not the value actually received.

The value the Named Executive Officers will ultimately receive from their performance share units will depend on whether the performance requirements are met and the market price of Common Stock at the end of the performance cycle. The amounts reported were calculated in accordance with FASB Accounting Standards Codification 718, Stock Compensation (“ASC 718”) and reflect the probable outcome with respect to satisfaction of performance conditions at the date of grant. The payout could be as low as zero depending on performance over the relevant period, and the value of any payout will depend on stock price at the time of payout. The maximum payout, or “potential value,” of performance share units awarded in 2017, assuming the grant date stock price, would be $1,078,418 each for Blake Nordstrom, Peter Nordstrom and Erik Nordstrom, $446,245 for Geevy Thomas and $604,819 for Michael Koppel. See column (c) of the Grants of Plan-Based Awards in Fiscal Year 2017 table on pages 39 and 40 for the number of performance share units granted in fiscal year 2017.

The value the Named Executive Officers may receive from their restricted stock units will depend on whether the time-based vesting requirement is met and the market price of Common Stock on the vesting date. The amounts reported were calculated in accordance with ASC 718. See column (d) of the Grants of Plan-Based Awards in Fiscal Year 2017 table on pages 39 and 40 for the number of restricted stock units granted in fiscal year 2017.

Stock awards granted to Michael Koppel during the fiscal year were forfeited upon his retirement in May 2017.

NORDSTROM, INC. - 2018 Proxy Statement     36

Back to Contents

(d) Option Awards

The amounts reported reflect the grant date fair value of stock options granted during the fiscal year under the 2010 Equity Incentive Plan. This is not the value received. The Named Executive Officers will only realize value from stock options if the market price of Common Stock is higher than the exercise price of the options at the time of exercise. The amounts reported were calculated in accordance with ASC 718. See column (e) of the Grants of Plan-Based Awards in Fiscal Year 2017 table on pages 39 and 40 for the number of stock options granted in fiscal year 2017.

Stock options granted to Michael Koppel during the fiscal year were forfeited upon his retirement in May 2017.

Assumptions used in the calculation of these amounts for fiscal years 2017, 2016 and 2015 are included in the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, filed with the SEC.

(e) Non-Equity Incentive Plan Compensation

The amounts reported reflect the annual performance-based cash awards under the Executive Management Bonus Plan, as described on page 31. The amounts of the cash awards for fiscal year 2017, approved by the Compensation Committee on March 3, 2018, were paid in March 2018. None of the Named Executive Officers elected to defer their cash award for fiscal year 2017 into the Executive Deferred Compensation Plan.

(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts reported are the changes in actuarial present value from fiscal year-end 2016 to fiscal year-end 2017, as adjusted for payments made during the year, if any, for each of the eligible Named Executive Officer’s benefit under the Supplemental Executive Retirement Plan (“SERP”). The present value of the benefit is affected by current earnings, credited years of service, Company contributions and investment earnings under the 401(k) Plan (as applicable), the executive’s age and time until normal retirement eligibility, the age of the executive’s spouse or life partner as the potential beneficiary and economic assumptions (discount rate and mortality table used to determine the present value of the benefit). Because these factors vary by individual, the present value of the benefit increased more for some of the Named Executive Officers than for others. See the Pension Benefits section beginning on page 46 for more information about the SERP.

The amounts were calculated using the same discount rate and mortality table assumptions as those used in the Company’s financial statements to calculate the Company’s obligations under the SERP. Assumptions used in the calculation of these amounts are included in the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, filed with the SEC.

Geevy Thomas and Michael Koppel had account balances in the Company’s nonqualified deferred compensation plan in fiscal year 2017, as shown on page 48. They did not receive above-market-rate or preferential earnings on their deferred compensation, so no amounts for these types of earnings are included in the table.

(g) All Other Compensation

Each component of all other compensation paid to the Named Executive Officers is shown in the table below.

All Other Compensation in Fiscal Year 2017

The following table shows each component of “All Other Compensation” for fiscal year 2017, reported in column (g) of the Summary Compensation Table on page 36, calculated at the aggregate incremental cost to the Company.

	Leadership Benefit		Broad-Based Benefit	Broad-Based Retirement Benefit	Other
Name	Premium on Insurance ($)(a)	SERP ($)(b)	Merchandise Discount ($)(c)	401(k) Plan Company Match ($)(d)	Personal Use of Company Aircraft ($)(e)	Expenses in Connection with Relocation ($)(f)	Tax Reim- bursement in Connection with Relocation ($)(g)	Total ($)
Blake W. Nordstrom	742	—	37,539	18,900	—	—	—	57,181
Anne L. Bramman	430	—	23,519	—	—	277,264	15,303	316,516
Peter E. Nordstrom	742	—	9,529	18,900	11,603	—	—	40,774
Erik B. Nordstrom	742	—	30,753	18,900	—	—	—	50,395
Geevy S.K. Thomas	696	—	25,532	18,900	—	—	—	45,128
Michael G. Koppel	190	453,094	7,795	—	—	—	—	461,079

(a) Premium on Insurance

The Company provides life insurance to the Named Executive Officers in an amount equal to approximately 1.25 times their base salary and additional long-term disability insurance. The amounts reported are the annual Company-paid premiums.

(b) SERP

The Company has a SERP, in which all of the Named Executive Officers, except Anne Bramman, participate. As described in the Pension Benefits section beginning on page 46, the SERP provides an annual benefit, paid upon retirement. The amount shown for Michael Koppel is the total of the SERP benefit payments he received during fiscal year 2017 following his retirement. As required by IRS Code Section 409A, receipt of these payments was subject to a six-month delay.

NORDSTROM, INC. - 2018 Proxy Statement     37

Back to Contents

(c) Merchandise Discount

The Company provides a merchandise discount for its employees. The Named Executive Officers were provided a discount of 33% for purchases at Nordstrom full-line stores and Nordstrom.com and 20% for purchases at Nordstrom Rack stores, Nordstromrack.com/HauteLook and our restaurants. A 40% discount is available at certain times of the year on specific merchandise. The merchandise discount provided to the Named Executive Officers is the same as for all other eligible management and high-performing non-management employees of the Company. The amounts reported are the total discount the Named Executive Officers received on their Nordstrom purchases during the fiscal year. The Company provides the same merchandise discount program for its Board of Directors, as described on page 17.

(d) 401(k) Plan Company Match

The Company offers a matching contribution on employee 401(k) contributions under the 401(k) Plan to all eligible employees, including the Named Executive Officers. The Named Executive Officers may defer up to 16% of their eligible pay (i.e., base salary, performance-based bonus and other taxable wages) into the Plan, subject to IRC limits.

Although the matching contribution is discretionary and subject to change, the Company currently matches employee contributions for the Plan year, dollar for dollar, up to 4% of eligible pay. The 2017 calendar year compensation limit for eligible pay was $270,000, as set by the IRS. The maximum Company matching contribution for the eligible Named Executive Officers was $10,800 (4% x $270,000) for 2017.

The Company also offers a discretionary match up to an additional 2% of eligible pay, based on Company performance. Based on the Company’s performance in 2017, the Company’s Board approved this discretionary match. Also, this year the Board approved an additional match up to 1% of eligible pay, due to anticipated tax savings from the Tax Act. The Company discretionary match for the eligible Named Executive Officers was $8,100 (3% x $270,000) for 2017. The total Company contribution each of the eligible Named Executive Officers received for 2017 was $18,900, as reported on page 37.

Contributions under the Plan may be directed to any of 12 custom target retirement date funds or to any of 9 individual investment alternatives, including Common Stock. The Plan also offers a self-directed brokerage option.

(e) Personal Use of Company Aircraft

The Company owns two aircraft which it uses for business purposes. On rare occasions, a Named Executive Officer’s guest accompanies the executive on a business trip on the Company’s aircraft as an additional passenger. Only the direct variable costs (i.e., costs the Company incurs solely as a result of the passenger being on the aircraft) are included in determining the aggregate incremental cost to the Company. When travel does not meet the IRS standard for business travel, the cost of the travel is imputed as income to the executive, which is the Company’s practice to fully disclose. The Company does not reimburse the Named Executive Officers for taxes incurred as a result of the imputed income.

In fiscal year 2017, Peter Nordstrom was accompanied by a family member on one business trip. The costs reported are the total direct variable costs associated with the family member’s travel which include the tax deduction the Company was not able to take as a result of the nondeductible portion of the aircraft operating costs.

(f) Expenses in Connection with Relocation

The Company provides relocation assistance to eligible employees who have changed their place of residence to accept a position with Nordstrom. The type and amount of assistance varies by leadership level. Anne Bramman received the standard relocation benefits under our guidelines for an executive at her level when she relocated to the Company’s headquarters in Seattle. The amount reported is the cost incurred by the Company and includes home finding, travel expenses, transportation of household goods, new home closing costs and expenses related to the sale of the old home.

(g) Tax Reimbursement in Connection with Relocation

The Company provides reimbursement of all taxes incurred on taxable moving expenses to employees who have changed their place of residence to accept a position with Nordstrom. The amount reported is the tax reimbursement received by Anne Bramman in fiscal year 2017.

NORDSTROM, INC. - 2018 Proxy Statement     38

Back to Contents

Grants of Plan-Based Awards in Fiscal Year 2017

The following table discloses the potential range of payouts for:

●	non-equity incentive plan awards granted in fiscal year 2017. These awards are performance-based cash bonuses granted under the Executive Management Bonus Plan, as described on page 31; and
●	equity incentive plan awards granted in fiscal year 2017. These awards are performance share units granted under the 2010 Equity Incentive Plan, as described on page 32.

The table also discloses:

●	the grant date fair value of performance share units granted under the 2010 Equity Incentive Plan in fiscal year 2017;
●	the number, price and grant date fair value of stock options granted under the 2010 Equity Incentive Plan in fiscal year 2017, as described on page 32; and
●	the number and grant date fair value of restricted stock units granted under the 2010 Equity Incentive Plan in fiscal year 2017, as described on page 32.
			Estimated Future Payouts			Estimated Future Payouts Under			All Other	All Other		Grant
			Under Non-Equity Incentive			Equity Incentive			Stock	Option		Date Fair
			Plan Awards			Plan Awards			Awards:	Awards:	Exercise	Value of
			(b)			(c)			Number	Number of	or Base	Stock
									of Shares	Securities	Price of	and
	Grant								of Stock	Underlying	Option	Option
Name	Date	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
and Award	(a)	Date	($)	($)	($)	(#)	(#)	(#)	(#)(d)	(#)(e)	($/Sh)(f)	($)(g)
Blake W. Nordstrom
Executive
Management
Bonus			379,250	1,517,001	3,792,502
Performance
Share Unit
Award	2/28/2017	2/16/2017				6,603	13,207	23,112				527,620
Stock Option
Award	2/28/2017	2/16/2017								38,653	46.66	616,272
Restricted
Stock Unit
Award	2/28/2017	2/16/2017							28,704			1,232,549
Anne L.
Bramman
Executive
Management
Bonus			112,348	449,394	1,123,484
Restricted
Stock Unit
Award	8/21/2017	5/01/2017							18,350			749,965
Peter E.
Nordstrom
Executive
Management
Bonus			379,250	1,517,001	3,792,502
Performance
Share Unit
Award	2/28/2017	2/16/2017				6,603	13,207	23,112				527,620
Stock Option
Award	2/28/2017	2/16/2017								38,653	46.66	616,272
Restricted
Stock Unit
Award	2/28/2017	2/16/2017							28,704			1,232,549

NORDSTROM, INC. - 2018 Proxy Statement     39

Back to Contents

			Estimated Future Payouts			Estimated Future Payouts Under			All Other	All Other		Grant
			Under Non-Equity Incentive			Equity Incentive			Stock	Option		Date Fair
			Plan Awards			Plan Awards			Awards:	Awards:	Exercise	Value of
			(b)			(c)			Number	Number of	or Base	Stock
									of Shares	Securities	Price of	and
									of Stock	Underlying	Option	Option
Name	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
and Award	Date (a)	Date	($)	($)	($)	(#)	(#)	(#)	(#)(d)	(#)(e)	($/Sh)(f)	($)(g)
Erik B.
Nordstrom
Executive
Management
Bonus			379,250	1,517,001	3,792,502
Performance
Share Unit
Award	2/28/2017	2/16/2017				6,603	13,207	23,112				527,620
Stock Option
Award	2/28/2017	2/16/2017								38,653	46.66	616,272
Restricted
Stock Unit
Award	2/28/2017	2/16/2017							28,704			1,232,549
Geevy S.K.
Thomas
Executive
Management
Bonus			136,000	544,000	1,360,000
Performance
Share Unit
Award	2/28/2017	2/16/2017				2,732	5,465	9,563				218,327
Stock Option
Award	2/28/2017	2/16/2017								15,993	46.66	254,988
Restricted
Stock Unit
Award	2/28/2017	2/16/2017							11,877			509,998
Restricted
Stock Unit
Award	2/28/2017	2/16/2017							15,564			679,991
Michael G.
Koppel
Executive
Management
Bonus			44,557	178,229	445,573
Performance
Share Unit
Award	2/28/2017	2/16/2017				3,703	7,407	12,962				295,910
Stock Option
Award	2/28/2017	2/16/2017								21,677	46.66	345,612
Restricted
Stock Unit
Award	2/28/2017	2/16/2017							16,098			691,248

(a) Grant Date

The grant date is the first business day of the open trading window that falls on or after the Compensation Committee’s approval of the grant, or in the case of Anne Bramman, who joined the Company in June 2017, the first day of the open trading window that falls on or after the later of the Compensation Committee’s approval of the grant or the executive’s hire date.

(b) Estimated Future Payouts Under Non-Equity Incentive Plan Awards

The amounts shown report the range of possible cash payouts for fiscal year 2017 associated with established levels of performance under the Executive Management Bonus Plan. The amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the payout opportunity associated with established levels of performance, as discussed on page 31. The amounts reported for Anne Bramman and Michael Koppel have been prorated to reflect the bonus opportunity associated with their periods of service during the fiscal year. For there to be any payout, the minimum performance milestone must be achieved.

NORDSTROM, INC. - 2018 Proxy Statement     40

Back to Contents

Although the column heading refers to future payouts, fiscal year 2017 performance-based bonuses have already been earned and were paid to the Named Executive Officers in March 2018. These cash payments are reported in the Summary Compensation Table on page 36, in column (e), “Non-Equity Incentive Plan Compensation.”

(c) Estimated Future Payouts Under Equity Incentive Plan Awards

The numbers shown report the range of potential performance share unit payouts for the three-year performance cycle of the 2017 grant, beginning January 29, 2017 and ending February 1, 2020. Payouts are shown in units at 50%, 100% and 175% of the number of performance share units granted. If the threshold level of performance is not met, no payout will be earned.

(d) All Other Stock Awards: Number of Shares of Stock or Units

The numbers shown report the number of restricted stock units granted to the Named Executive Officers in fiscal year 2017 under the 2010 Equity Incentive Plan. The restricted stock units granted in fiscal year 2017 vest over a period of years, with vesting beginning one year from the tenth day of the month immediately following the date of grant. The restricted stock units granted on February 28, 2017 vest in four equal annual installments, with the exception of Geevy Thomas’s grant of 15,564 units, which vests in three equal annual installments. The 18,350 restricted stock units granted to Anne Bramman on August 21, 2017 vest in three equal annual installments. For more information about long-term incentive grant practices, see page 32.

(e) All Other Option Awards: Number of Securities Underlying Options

The numbers shown report the number of stock options granted to the Named Executive Officers in fiscal year 2017 under the 2010 Equity Incentive Plan. The stock options granted on February 28, 2017 vest and become exercisable in four equal annual installments beginning one year from the tenth day of the month immediately following the date of grant. For more information about long-term incentive grant practices, see page 32.

Under the 2010 Equity Incentive Plan, the Compensation Committee may grant different types of equity, including stock options, stock appreciation rights, unrestricted shares, restricted shares, restricted stock units and performance share units. In fiscal year 2017, the Named Executive Officers were granted restricted stock units, performance share units and stock options.

(f) Exercise or Base Price of Option Awards

The exercise price of the stock options granted in fiscal year 2017 of $46.66 was the closing price of Common Stock on the grant date, February 28, 2017.

(g) Grant Date Fair Value of Stock and Option Awards

The grant date fair value of the performance share units, restricted stock units and stock options was calculated in accordance with ASC 718. The reported value for performance share units was calculated by multiplying the number of performance share units granted by the fair value of a performance share unit on the date of grant, which was $39.95 on February 28, 2017. This is not the value received. The actual value the Named Executive Officers may receive will depend on whether the performance requirements are met and the market price of Common Stock at the end of the performance cycle.

The reported value for restricted stock units was calculated by multiplying the number of restricted stock units awarded by the fair value of a restricted stock unit on the date of grant. The fair value for the grant on February 28, 2017 was $42.94, except for Geevy Thomas’s grant of 15,564 units which has a different vesting schedule and a fair value of $43.69. The fair value for Anne Bramman’s grant of 18,350 units on August 21, 2017 was $40.87. This is not the value received. The actual value the Named Executive Officers may receive will depend on whether the time-based vesting requirement is met and the market price of Common Stock at the time of any vesting.

The reported value for stock options was calculated by multiplying the number of options awarded by the fair value of an option on the date of grant, which was $15.94 on February 28, 2017. The Named Executive Officers will only realize value from the stock options if the market price of Common Stock is higher than the grant price at the time of exercise. The actual value received by the Named Executive Officers will be the number of options exercised multiplied by the difference between the stock price at that future exercise date and the February 28, 2017 grant price of $46.66.

Although Michael Koppel was granted performance share units, restricted stock units and stock options in fiscal year 2017, these awards were forfeited when he retired from the Company in May 2017.

NORDSTROM, INC. - 2018 Proxy Statement     41

Back to Contents

Outstanding Equity Awards at Fiscal Year-End 2017

The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers as of the fiscal year ended February 3, 2018. The table includes vested but unexercised stock options, unvested stock options, unvested restricted stock units and performance share units with time remaining in their three-year performance cycles. The vesting schedules for outstanding stock options and restricted stock units are provided on page 44. Additional information about the outstanding performance share units is provided on page 45. Information about the amount of Common Stock beneficially owned by the Named Executive Officers is provided in the Beneficial Ownership Table on page 56.

	Option Awards						Stock Awards
									Equity	Equity
				Equity				Market	Incentive	Incentive
				Incentive				Value of	Plan Awards:	Plan Awards:
				Plan Awards:			Number	Shares	Number of	Market or
		Number of Securities		Number of			of Shares	or	Unearned	Payout Value
		Underlying		Securities			or Units	Units of	Shares, Units	of Unearned
		Unexercised Options		Underlying			of Stock	Stock	or Other	Shares, Units
		(#)		Unexercised	Option		That	That	Rights That	or Other Rights
			Unexer-	Unearned	Exercise	Option	Have Not	Have Not	Have	That Have Not
	Grant	Exer-	cisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Date	cisable	(a)	(#)	($)	Date	(#)(b)	($)	(#)(c)	($)(d)
Blake W.	2/28/2008	55,522	—		35.51	2/27/2018
Nordstrom	2/27/2009	127,251	—		12.58	2/27/2019
	2/26/2010	83,578	—		34.50	2/26/2020
	2/25/2011	74,994	—		42.48	2/25/2021
	2/22/2012	73,493	—		49.15	2/22/2022
	3/4/2013	99,563	—		50.26	3/4/2023
	3/3/2014	45,559	15,188		57.16	3/3/2024
	3/3/2014						1,905	91,154
	2/24/2015	22,998	22,998		75.23	2/24/2025
	2/24/2015						3,115	149,053
	2/29/2016	20,535	61,606		51.32	2/28/2026
	2/29/2016						9,507	454,910
	6/7/2016	—	10,838		40.50	6/7/2026
	6/7/2016						11,145	533,288
	2/28/2017	—	38,653		46.66	2/28/2027
	2/28/2017						27,587	1,320,038
									16,065	768,710
Anne L.	8/21/2017						18,350	878,048
Bramman
Peter E.	2/28/2008	51,556	—		35.51	2/27/2018
Nordstrom	2/27/2009	118,161	—		12.58	2/27/2019
	2/26/2010	77,609	—		34.50	2/26/2020
	2/25/2011	69,637	—		42.48	2/25/2021
	2/22/2012	68,244	—		49.15	2/22/2022
	3/4/2013	99,563	—		50.26	3/4/2023
	3/3/2014	45,559	15,188		57.16	3/3/2024
	3/3/2014						1,904	91,106
	2/24/2015	22,998	22,998		75.23	2/24/2025
	2/24/2015						2,993	143,215
	2/29/2016	20,535	61,606		51.32	2/28/2026
	2/29/2016						9,508	454,958
	6/7/2016	—	10,838		40.50	6/7/2026
	6/7/2016						11,145	533,288
	2/28/2017	—	38,653		46.66	2/28/2027
	2/28/2017						27,587	1,320,038
									16,065	768,710

NORDSTROM, INC. - 2018 Proxy Statement     42

Back to Contents

	Option Awards						Stock Awards
									Equity	Equity
				Equity				Market	Incentive	Incentive
				Incentive				Value of	Plan Awards:	Plan Awards:
				Plan Awards:			Number	Shares	Number of	Market or
		Number of Securities		Number of			of Shares	or	Unearned	Payout Value
		Underlying		Securities			or Units	Units of	Shares, Units	of Unearned
		Unexercised Options		Underlying			of Stock	Stock	or Other	Shares, Units
		(#)		Unexercised	Option		That	That	Rights That	or Other Rights
			Unexer-	Unearned	Exercise	Option	Have Not	Have Not	Have	That Have Not
	Grant	Exer-	cisable	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Date	cisable	(a)	(#)	($)	Date	(#)(b)	($)	(#)(c)	($)(d)
Erik B.	2/28/2008	51,556	—		35.51	2/27/2018
Nordstrom	2/27/2009	118,161	—		12.58	2/27/2019
	2/26/2010	77,609	—		34.50	2/26/2020
	2/25/2011	69,637	—		42.48	2/25/2021
	2/22/2012	68,244	—		49.15	2/22/2022
	3/4/2013	99,563	—		50.26	3/4/2023
	3/3/2014	45,559	15,188		57.16	3/3/2024
	3/3/2014						1,982	94,839
	2/24/2015	22,998	22,998		75.23	2/24/2025
	2/24/2015						3,115	149,053
	2/29/2016	20,535	61,606		51.32	2/28/2026
	2/29/2016						9,893	473,380
	6/7/2016	—	10,838		40.50	6/7/2026
	6/7/2016						11,145	533,288
	2/28/2017	—	38,653		46.66	2/28/2027
	2/28/2017						28,704	1,373,486
									16,065	768,710
Geevy S.K.	2/22/2012	18,188	—		49.15	2/22/2022
Thomas	3/4/2013	34,989	—		50.26	3/4/2023
	3/3/2014	17,344	5,781		57.16	3/3/2024
	3/3/2014						755	36,127
	2/24/2015	9,104	9,106		75.23	2/24/2025
	2/24/2015						1,234	59,047
	2/29/2016	9,514	28,543		51.32	2/28/2026
	2/29/2016						4,584	219,344
	6/7/2016	—	23,433		40.50	6/7/2026
	6/7/2016						24,098	1,153,089
	2/28/2017	—	15,993		46.66	2/28/2027
	2/28/2017						11,877	568,314
	2/28/2017						15,564	744,737
									7,115	340,453
Michael G.	2/26/2010	42,983	—		34.50	2/26/2020
Koppel	2/25/2011	42,585	—		42.48	2/25/2021
	2/22/2012	47,245	—		49.15	5/1/2021
	3/4/2013	67,204	—		50.26	5/1/2021
	3/3/2014	31,671	10,558		57.16	5/1/2021
	3/3/2014						1,320	63,162
	2/24/2015	16,627	16,628		75.23	5/1/2021
	2/24/2015						2,164	103,547
	2/29/2016	14,243	42,732		51.32	5/1/2021
	2/29/2016						6,595	315,571
									2,729	130,583

NORDSTROM, INC. - 2018 Proxy Statement     43

Back to Contents

(a) Number of Securities Underlying Unexercised Options: Unexercisable

The following table shows the grant date, vesting schedule and expiration date for all unvested stock options as of the fiscal year ended February 3, 2018. All stock option grants have a four-year vesting schedule of 25% per year, with the exception of the grant on June 7, 2016, which vests 100% on June 10, 2019. All grants have a 10-year term.

Grant Date	Vesting Schedule	Expiration Date
3/3/2014*	25% per year with a remaining vesting date of 3/3/2018	3/3/2024
2/24/2015*	25% per year with remaining vesting dates of 2/24/2018 and 2/24/2019	2/24/2025
2/29/2016*	25% per year with remaining vesting dates of 3/10/2018, 3/10/2019 and 3/10/2020	2/28/2026
6/7/2016	100% on 6/10/2019	6/7/2026
2/28/2017	25% per year with vesting dates of 3/10/2018, 3/10/2019, 3/10/2020 and 3/10/2021	2/28/2027
*	The expiration date for Michael Koppel’s grants is May 1, 2021, four years after his retirement date.
(b)	Number of Shares or Units of Stock That Have Not Vested

The following table shows the grant date and vesting schedule for all unvested restricted stock units as of the fiscal year ended February 3, 2018. The restricted stock unit grants have a four-year vesting schedule of 25% per year with the following exceptions: the grant on June 7, 2016 vests 50% after each of years two and three; Geevy Thomas’s grant of 15,564 units on February 28, 2017 vests 33% after each of years one and two and 34% after year three; and Anne Bramman’s grant of 18,350 units on August 21, 2017 vests 33% after each of years one and two and 34% after year three.

Grant Date	Vesting Schedule
3/3/2014	25% per year with a remaining vesting date of 3/3/2018
2/24/2015	25% per year with remaining vesting dates of 2/24/2018 and 2/24/2019
2/29/2016	25% per year with remaining vesting dates of 3/10/2018, 3/10/2019 and 3/10/2020
6/7/2016	50% on 6/10/2018 and 50% on 6/10/2019
2/28/2017	25% per year with vesting dates of 3/10/2018, 3/10/2019, 3/10/20 and 3/10/2021
2/28/2017	33% per year with vesting dates of 3/10/2018 and 3/10/2019 and 34% in the final year with a vesting date of 3/10/2020
8/21/2017	33% per year with vesting dates of 9/10/2018 and 9/10/2019 and 34% in the final year with a vesting date of 9/10/2020
(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested

The numbers reported are the outstanding performance share units granted in fiscal years 2016 and 2017. Both of these grants have time remaining in their three-year performance cycles. If the performance cycles for these grants had ended as of the close of fiscal year 2017, 0% of the number of performance share units granted in 2016 and 2017 would have been earned.

As required to be disclosed, the number of estimated shares reported for the 2016 and 2017 grants is based on achieving the next higher performance measure, which pays out at 75% and 50% of the number of units granted in 2016 and 2017, respectively, as shown in the performance share unit vesting schedules on page 32. See the Outstanding Equity Awards: Performance Share Units table on the following page for detailed information about these awards.

(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

The amounts reported relate to the outstanding performance share units granted in fiscal years 2016 and 2017. Both of these grants have time remaining in their three-year performance cycles. If the performance cycles for these grants had ended as of the close of fiscal year 2017, 0% of the number of performance share units granted in 2016 and 2017 would have been earned.

As required to be disclosed, the payout values reported are based on achieving the next higher performance measure, which pays out at 75% and 50% of the number of units granted in 2016 and 2017, respectively. The value of estimated payouts has been calculated using the closing price of Common Stock on February 2, 2018, the last market trading day of the fiscal year, of $47.85. The payout does not include estimated dividend amounts as the Company does not pay dividends on unvested performance share units. See the Outstanding Equity Awards: Performance Share Units table on the following page for detailed information about these awards.

NORDSTROM, INC. - 2018 Proxy Statement     44

Back to Contents

Outstanding Equity Awards: Performance Share Units

The table below shows the detail for the outstanding performance share units that were granted in fiscal years 2016 and 2017 under the 2010 Equity Incentive Plan. The number and value of these outstanding performance share units are shown in columns (c) and (d) of the Outstanding Equity Awards at Fiscal Year-End 2017 table on pages 42 and 43. These 2016 and 2017 performance share unit grants have one and two years remaining in their three-year performance cycles, respectively. More information about performance share units and long-term incentive grant practices is provided on pages 31 and 32.

Name	Three-Year Performance Cycle (a)	Estimated Shares (at 75% of the Number Granted for the 2016 Grant and 50% of the Number Granted for the 2017 Grant) (#)	Value of Estimated Payout ($)
Blake W. Nordstrom	1/31/2016 – 2/2/2019	9,462	452,757
	1/29/2017 – 2/1/2020	6,603	315,953
Anne L. Bramman	—	—	—
	—	—	—
Peter E. Nordstrom	1/31/2016 – 2/2/2019	9,462	452,757
	1/29/2017 – 2/1/2020	6,603	315,953
Erik B. Nordstrom	1/31/2016 – 2/2/2019	9,462	452,757
	1/29/2017 – 2/1/2020	6,603	315,953
Geevy S.K. Thomas	1/31/2016 – 2/2/2019	4,383	209,727
	1/29/2017 – 2/1/2020	2,732	130,726
Michael G. Koppel	1/31/2016 – 2/2/2019	2,729	130,583
	1/29/2017 – 2/1/2020	—	—
(a)	Performance Cycle

The performance share units are earned on the last day of the three-year performance cycle if performance criteria have been met, and vest when the results have been certified by the Compensation Committee.

Option Exercises and Stock Vested in Fiscal Year 2017

The following table provides information for the Named Executive Officers on:

●	the number of shares of Common Stock acquired and value realized from stock option exercises in fiscal year 2017; and
●	the number of shares of Common Stock acquired and value realized from performance share units and restricted stock units that vested with respect to fiscal year 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Blake W. Nordstrom	—	—	7,749	344,336
Anne L. Bramman	—	—	—	—
Peter E. Nordstrom	—	—	8,538	375,959
Erik B. Nordstrom	—	—	6,836	310,756
Geevy S.K. Thomas	—	—	2,898	131,489
Michael G. Koppel	—	—	4,600	209,153
(a)	Number of Shares Acquired on Vesting

The numbers reported are the restricted stock units that vested during the fiscal year. The numbers reported for Blake Nordstrom and Peter Nordstrom include 1,117 and 1,702 shares, respectively, which vested on an accelerated basis in 2017 solely to satisfy Social Security, Medicare or income tax withholding obligations of retirement-eligible employees with respect to their restricted stock unit awards.

(b)	Value Realized on Vesting

The amounts disclosed for Blake Nordstrom and Peter Nordstrom include the number of shares of Common Stock withheld on vesting of restricted stock units to satisfy tax withholding obligations as described previously, multiplied by $38.31, the closing price of Common Stock on November 7, 2017, the vesting date.

NORDSTROM, INC. - 2018 Proxy Statement     45

Back to Contents

Pension Benefits

The Company’s original SERP was introduced in the 1980s. Over the years, the plan design changed to better meet the purpose of encouraging designated executives to stay with Nordstrom throughout their careers and rewarding their significant and sustained contribution to the Company’s success by adding to their financial security upon retirement. The SERP was closed to new entrants, beginning in 2012.

All of the Named Executive Officers except Anne Bramman, who joined the Company after the SERP had been closed to new entrants, are eligible for the SERP. Blake Nordstrom, Peter Nordstrom and Erik Nordstrom are entitled to receive their full retirement benefit at age 58. Their full benefit is equal to 1.6% multiplied by final average pay, as described in a following paragraph, and their years of credited service, up to a maximum of 25 years. They may retire early and receive a reduced benefit if they are between the ages of 53 and 57 with at least 10 years of credited service and the Board approves the early retirement. The early retirement benefit is reduced 10% for each year that their retirement age is less than 58. If they retire after age 58, they are entitled to their full retirement benefit, increased with interest of 5% per year, compounded annually, for each full year worked beyond age 58, for a maximum of 10 years. Michael Koppel was eligible to receive his full benefit upon his retirement in May 2017.

Geevy Thomas is entitled to receive his full retirement benefit at age 55. His full benefit is equal to 2.4% multiplied by final average pay, as described in the following paragraph, and his years of credited service, up to a maximum of 25 years, reduced by the annuity value of the Company’s contribution to his 401(k) Plan account. He may retire early with a reduced benefit at age 53 or 54 with at least 10 years of credited service and Board approval. His early retirement benefit is reduced 12.5% for each year that his retirement age is less than 55. If he retires after age 55, he is entitled to his full retirement benefit, increased with interest of 5% per year, compounded annually, for each full year worked beyond age 55, for a maximum of 10 years.

Final average pay is the average base salary and annual performance-based cash bonus of the highest 36 months over the longer of:

●	the most recent five years of service; or
●	the entire period of service after the executive’s 53rd birthday.

The annual SERP benefit is capped at $700,000 and is paid upon retirement for the remaining life of the executive with a 50% annuity paid to a surviving spouse or life partner after the executive’s death. A surviving spouse or life partner also receives a 50% survivor benefit if the executive dies before retiring. The amount of this survivor benefit depends on the executive’s age and years of credited service at the time of death.

The SERP provides that no benefit will be paid to an executive whose employment is terminated for cause, which includes competitive behavior against the Company, as determined by the Compensation Committee in the exercise of its discretion in accordance with the Plan. The Compensation Committee also has discretion to discontinue payment of benefits under the SERP if the retired executive is found to have engaged in misconduct or in competitive behavior against the Company.

Information about payment of the SERP benefit related to change in control is provided on page 52 in footnote (b) to the Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2017 table.

Because the SERP is a nonqualified deferred compensation plan, the Company is not obligated to fund it. However, the Company does set aside funds to assist in the payment of future benefit obligations. If the Company were to become insolvent, participants would be unsecured general creditors, and there is no guarantee that funds would be available to pay all creditors in full. See the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, filed with the SEC, for a discussion of the benefit obligation.

NORDSTROM, INC. - 2018 Proxy Statement     46

Back to Contents

Fiscal Year 2017 Pension Benefits Table

The following table shows the present value of the accumulated SERP benefit payable to each of the Named Executive Officers, based on the number of years of service credited under the Plan to each Named Executive Officer and actuarial assumptions consistent with those used in the Company’s financial statements to calculate the Company’s obligations under the Plan. See the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, filed with the SEC, for a discussion of the benefit obligation and assumptions used.

Name	Plan Name	Age (a)	Number of Years Credited Service (#)(b)	Present Value of Accumulated Benefit ($)(c)	Payments During Last Fiscal Year ($)(d)
Blake W. Nordstrom	SERP	57	25	12,033,872	—
Anne L. Bramman	—	50	—	—	—
Peter E. Nordstrom	SERP	55	25	11,355,626	—
Erik B. Nordstrom	SERP	54	25	10,711,954	—
Geevy S.K. Thomas	SERP	53	25	9,406,543	—
Michael G. Koppel	SERP	61	25	10,205,114	453,094
(a)	Age

Age is as of February 3, 2018, the last day of the fiscal year.

(b)	Number of Years Credited Service

Although Blake Nordstrom, Peter Nordstrom and Erik Nordstrom each have 38 or more years of service, and Geevy Thomas has 34 years of service, the number of years of credited service under the SERP is capped at 25. Prior to 2006, the Compensation Committee selectively awarded additional years of service to executives hired mid-career so that they could earn the full 25 years of service by the time they reached the retirement age of 58. Eight of Michael Koppel’s 25 credited years of service at the time of his retirement were additional years of service.

(c)	Present Value of Accumulated Benefit

The amounts shown are based on the full retirement age of 58 for Blake Nordstrom, Peter Nordstrom and Erik Nordstrom and 55 for Geevy Thomas. Blake Nordstrom, Peter Nordstrom, Erik Nordstrom and Geevy Thomas have met the minimum retirement age with at least 10 years of service and would be eligible for early retirement with prior approval from the Board. If the Board approved early retirement, they would be entitled to receive a reduced SERP benefit with a present value as of the end of the fiscal year of $11,421,396, $9,281,237, $7,920,696 and $8,087,762, respectively. Michael Koppel had met the normal retirement age of 58 and was entitled to receive a full SERP benefit at the time of his retirement from the Company in May 2017. The amount disclosed for Michael Koppel represents the present value of his accumulated but unpaid benefit as of the end of the fiscal year. These amounts are reported in the Potential Payments Upon Termination or Change of Control at Fiscal Year-End 2017 table on page 49.

(d)	Payments During Last Fiscal Year

Michael Koppel was eligible to receive an annual benefit under the SERP upon his retirement. The amount shown is the sum of the benefit payments Michael Koppel received during the fiscal year, after the six-month delay required under Section 409A of the IRC was satisfied.

Nonqualified Deferred Compensation

The Company offers participation in the Executive Deferred Compensation Plan (“EDCP”) to designated leadership-level employees, including the Named Executive Officers, who meet a minimum compensation threshold. Under this Plan, a participant may defer up to 80% of base salary, up to 100% of an annual performance-based bonus and up to 100% of any vested performance share units, less applicable payroll taxes.

Deferral elections generally are irrevocable and are made in compliance with Section 409A of the IRC. If a participant’s EDCP deferrals cause a reduction in the Company’s 401(k) match contribution, the Company may deposit a make-up contribution into the participant’s EDCP account. Geevy Thomas and Michael Koppel participate in the EDCP but neither elected to defer any compensation earned during the fiscal year into the EDCP so neither received a make-up contribution.

Plan participants may direct their cash deferrals to deemed investment alternatives, priced and valued similar to retail mutual funds. As of the end of the fiscal year, the Company offered 21 deemed investment alternatives. In addition, Plan participants are offered a fixed rate option, which was 4.4% for calendar year 2017 and is 4.4% for calendar year 2018, which is not subsidized by the Company but rather is a rate based on guaranteed contractual returns from a third-party insurance company provider. With the exception of the fixed rate fund, participants may change their investment allocations among these investment alternatives daily. Gains and losses for cash deferrals are credited to participant accounts daily, based on their investment elections. The deemed investment alternatives for cash do not include Common Stock. Vested performance share units that are deferred into the EDCP remain as stock units until distribution.

NORDSTROM, INC. - 2018 Proxy Statement     47

Back to Contents

Fiscal Year 2017 Nonqualified Deferred Compensation Table

The following table discloses information on nonqualified deferred compensation for the Named Executive Officers under the Company’s EDCP for the fiscal year ended February 3, 2018. The Company’s SERP is also a nonqualified plan. Information regarding benefits payable to Named Executive Officers under the SERP is provided on pages 46 and 47.

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last Fiscal Year-End ($)(e)
Blake W. Nordstrom	—	—	—	—	—
Anne L. Bramman	—	—	—	—	—
Peter E. Nordstrom	—	—	—	—	—
Erik B. Nordstrom	—	—	—	—	—
Geevy S.K. Thomas	—	—	233,677	—	1,102,979
Michael G. Koppel	—	—	245,328	(395,683)	2,691,553
(a)	Executive Contributions in Last Fiscal Year

None of the Named Executive Officers elected to defer any compensation earned during fiscal year 2017 into the EDCP.

(b)	Registrant Contributions in Last Fiscal Year

The Company did not make any make-up contributions to the Named Executive Officers’ EDCP accounts during fiscal year 2017.

(c)	Aggregate Earnings in Last Fiscal Year

The amounts include the total interest or other earnings accrued in fiscal year 2017 on the entire EDCP account balance, including deferred performance share units.

(d)	Aggregate Withdrawals/Distributions

The amount shown is the total distributions made during the fiscal year based on Michael Koppel’s retirement distribution elections.

(e)	Aggregate Balance at Last Fiscal Year-End

The amounts shown are the total EDCP balances, including earnings on deferrals, as of February 3, 2018. The amount for Michael Koppel, excluding earnings on deferrals, has been previously disclosed in the Summary Compensation Table in our prior Proxy Statements.

Potential Payments Upon Termination or Change in Control

The information on the following pages describes and quantifies certain amounts that would become payable under existing compensation plans if the Named Executive Officers’ employment had terminated on February 3, 2018, the last day of the fiscal year. The amounts are based on each executive’s compensation and years of service as of that date and, if applicable, based on the closing price of Common Stock on February 2, 2018, the last market trading day of the fiscal year, of $47.85. The estimates are based on all relevant plans effective at the end of the fiscal year and information available at that time. Actual values would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors.

Employment Agreements

The Company does not have employment agreements with any Nordstrom employees, including the Named Executive Officers. The Company maintains a leadership separation plan to provide a broad group of leadership employees an appropriate level of severance benefits in the event of separation of service due to job elimination. Except as described on the following pages, there are no agreements, arrangements or plans that entitle the Named Executive Officers to enhanced benefits upon termination of their employment.

NORDSTROM, INC. - 2018 Proxy Statement     48

Back to Contents

Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2017

The following table shows various termination scenarios and payments that would be triggered under the Company’s compensation plans.

					Termination
					Following a
				Termination	Change in
	Death	Disability	Retirement	without Cause	Control
Name and Potential Payment	($)	($)	($)	($)	($)
Blake W. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	2,674,100	2,674,100	2,061,152	2,061,152	2,674,100
Vested SERP Benefit(b)	5,576,634	—	11,421,396	11,421,396	11,421,396
Executive Deferred Compensation Plan Survivor Benefit(c)	—	—	—	—	—
Life Insurance Proceeds(d)	948,125	—	—	—	—
Retiree Health Care Benefit(e)	168,934	370,550	370,550	370,550	370,550
Separation Benefit(f)	—	—	—	—	—
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	9,367,793	3,079,650	13,853,098	13,853,098	14,466,046
Anne L. Bramman
Continued or Accelerated Vesting of Equity Awards(a)	—	—	—	—	878,048
Vested SERP Benefit(b)	—	—	—	—	—
Executive Deferred Compensation Plan Survivor Benefit(c)	—	—	—	—	—
Life Insurance Proceeds(d)	937,500	—	—	—	—
Retiree Health Care Benefit(e)	—	—	—	—	—
Separation Benefit(f)	—	—	—	386,935	386,935
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	937,500	35,000	—	386,935	1,264,983
Peter E. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	2,668,262	2,668,262	2,055,314	2,055,314	2,668,262
Vested SERP Benefit(b)	4,718,823	—	9,281,237	9,281,237	9,281,237
Executive Deferred Compensation Plan Survivor Benefit(c)	—	—	—	—	—
Life Insurance Proceeds(d)	948,125	—	—	—	—
Retiree Health Care Benefit(e)	174,489	387,400	387,400	387,400	387,400
Separation Benefit(f)	—	—	—	—	—
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	8,509,699	3,090,662	11,723,951	11,723,951	12,336,899
Erik B. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	2,749,703	2,749,703	—	—	2,749,703
Vested SERP Benefit(b)	3,830,106	—	7,920,696	7,920,696	7,920,696
Executive Deferred Compensation Plan Survivor Benefit(c)	—	—	—	—	—
Life Insurance Proceeds(d)	948,125	—	—	—	—
Retiree Health Care Benefit(e)	—	—	—	—	—
Separation Benefit(f)	—	—	—	—	—
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	7,527,934	2,784,703	7,920,696	7,920,696	10,670,399
Geevy S.K. Thomas
Continued or Accelerated Vesting of Equity Awards(a)	2,971,923	2,971,923	—	—	2,971,923
Vested SERP Benefit(b)	4,112,762	—	8,087,762	8,087,762	8,087,762
Executive Deferred Compensation Plan Survivor Benefit(c)	982,144	—	—	—	—
Life Insurance Proceeds(d)	850,000	—	—	—	—
Retiree Health Care Benefit(e)	—	—	—	—	—
Separation Benefit(f)	—	—	—	226,239	226,239
Disability Insurance Benefit(g)	—	35,000	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	8,916,829	3,006,923	8,087,762	8,314,001	11,285,924

NORDSTROM, INC. - 2018 Proxy Statement     49

Back to Contents

					Termination
					Following a
				Termination	Change in
	Death	Disability	Retirement	without Cause	Control
Name and Potential Payment	($)	($)	($)	($)	($)
Michael G. Koppel
Continued or Accelerated Vesting of Equity Awards(a)	—	—	482,280	—	—
Vested SERP Benefit(b)	—	—	10,205,114	—
Executive Deferred Compensation Plan Survivor Benefit(c)	—	—	—	—	—
Life Insurance Proceeds(d)	—	—	—	—	—
Retiree Health Care Benefit(e)	—	—	296,324	—	—
Separation Benefit(f)	—	—	—	—	—
Disability Insurance Benefit(g)	—	—	—	—	—
Executive Management Bonus(h)	—	—	—	—	—
Total Value of Incremental Benefits	—	—	10,983,718	—	—
(a)	Continued or Accelerated Vesting of Equity Awards

As of the end of fiscal year 2017, the Named Executive Officers had outstanding equity awards under the 2004 and 2010 Equity Incentive Plans. Treatment of the awards under various termination scenarios is described below.

Stock Options

Death or Disability

The stock option agreements under the Company’s 2010 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death or disability, stock options granted more than six months prior to the termination event will immediately vest. The stock option agreements under the Company’s 2004 and 2010 Equity Incentive Plans provide that if a participant’s employment is terminated by reason of death or disability, vested stock options may be exercised by the participant or participant’s beneficiary during the period ending four years after termination, provided the 10-year term of the grant has not expired.

The amounts shown in the table include the values, as of the end of fiscal year 2017, of unvested stock options that would immediately vest and be exercisable during the period ending four years after termination.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then the post-separation vesting and exercise rights will cease immediately and all outstanding vested and unvested options under such grants will be automatically forfeited.

Retirement or Termination without Cause

The stock option agreements under the 2004 and 2010 Equity Incentive Plans provide that if a participant satisfies a minimum age and years of service requirement and the participant’s employment is terminated by reason of retirement, stock options granted more than six months prior to termination will continue to vest and may be exercised during the period ending four years after termination, provided the 10-year term of the grant has not expired.

The amounts shown in the table for Blake Nordstrom and Peter Nordstrom include the values, as of the end of fiscal year 2017, of unvested stock options that would continue to vest and be exercisable during the period ending four years after termination. These executives qualify for this continued vesting upon retirement as of the end of the fiscal year since they have each reached the minimum retirement age of 55 with at least 10 years of service.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then the post-separation vesting and exercise rights will cease immediately and all outstanding vested and unvested options under such grants will be automatically forfeited.

Termination Following a Change in Control

The Named Executive Officers are not entitled to any payment or accelerated benefit upon a change in control with respect to their awards. However, under the 2010 Equity Incentive Plan, a Named Executive Officer will generally be entitled to accelerated vesting if the executive experiences a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control of the Company, unless the Compensation Committee acts to prevent acceleration or the award is of a type which would continue in effect notwithstanding the occurrence of the change in control. Generally, a change in control occurs upon:

●	the merger or consolidation of the Company with or into another entity;
●	the sale, transfer or other disposition of all or substantially all the Company’s assets;
●	a change in composition of 50% or more of the Board; or

●	any transaction as a result of which any person is the “beneficial owner” of securities of the Company representing at least 30% of the total voting power of the Company’s outstanding voting securities.

The amounts shown include the values, as of the end of fiscal year 2017, of unvested stock options that would vest if the Named Executive Officers experienced a qualifying termination within 12 months following a change in control of the Company and the Committee did not act to prevent acceleration of the awards.

Performance Share Units

Death, Disability, Retirement or Termination without Cause

The performance share unit award agreements under the 2010 Equity Incentive Plan provide that if the participant’s employment is terminated before the end of a performance cycle by reason of death, disability or retirement, the participant, or participant’s beneficiary, will be entitled to a prorated payment, based on the period of time the executive worked during the performance cycle, with respect to any performance share units granted more than six months prior to termination that were earned during the performance cycle.

NORDSTROM, INC. - 2018 Proxy Statement     50

Back to Contents

Both the 2016 and 2017 grants have time remaining in their three-year performance cycles. If the performance cycles for these grants had ended as of the close of fiscal year 2017, 0% of the number granted in 2016 and 2017 would have been earned. Therefore, no amounts for performance share units are reported in the table.

If, during the term of any outstanding performance cycle, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then all outstanding vested but not settled and any unvested portions of the performance share unit awards will be automatically forfeited.

Termination Following a Change in Control

The Named Executive Officers are not entitled to any payment or accelerated benefit upon a change in control with respect to their performance share units. However, a Named Executive Officer will generally be entitled to accelerated vesting if the executive experiences a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control of the Company, unless the Compensation Committee acts to prevent acceleration or the award is of a type which would continue in effect notwithstanding the occurrence of the change in control. See the Change in Control paragraph under Stock Options on page 50 for information about when a change in control occurs.

Both the 2016 and 2017 grants have time remaining in their three-year performance cycles. If the performance cycles for these grants had ended as of the close of fiscal year 2017, 0% of the number granted in 2016 and 2017 would have been earned. Therefore, no amounts for performance share units are reported in the table.

Restricted Stock Units

Death or Disability

The restricted stock unit award agreements under the 2010 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death or disability, restricted stock units granted more than six months prior to the termination event will immediately vest.

The amounts shown in the table include the values, as of the end of fiscal year 2017, of unvested restricted stock units that would immediately vest.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then any unvested units and any Common Stock delivered on vesting under such grants will be automatically forfeited.

Retirement or Termination without Cause

The restricted stock unit award agreements under the 2010 Equity Incentive Plan generally provide that if a participant’s employment is terminated by reason of retirement, restricted stock units granted more than six months prior to termination will continue to vest. The restricted stock unit grant on June 6, 2016, Anne Bramman’s grant of 18,350 units on August 21, 2017 and Geevy Thomas’s grant of 15,564 units on February 28, 2017 do not provide for this continued vesting upon retirement.

The amounts shown in the table for Blake Nordstrom and Peter Nordstrom include the values, as of the end of fiscal year 2017, of unvested restricted stock units that would continue to vest after termination. These executives qualify for this continued vesting upon retirement as of the end of the fiscal year since they had each reached the minimum retirement age of 55 with at least 10 years of service.

The amount shown for Michael Koppel includes the value, as of the end of fiscal year 2017, of unvested restricted stock units that continue to vest after his retirement.

If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then any unvested units and any Common Stock delivered on vesting under such grants will be automatically forfeited.

Termination Following a Change in Control

Under the 2010 Equity Incentive Plan, the Named Executive Officers are not entitled to any payment or accelerated benefit upon a change in control with respect to their restricted stock units. However, a Named Executive Officer will generally be entitled to accelerated vesting if the executive experiences a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control of the Company, unless the Compensation Committee acts to prevent acceleration or the award is of a type which would continue in effect notwithstanding the occurrence of the change in control. See the Change in Control paragraph under Stock Options on page 50 for information about when a change in control occurs.

The amounts shown include the values, as of the end of fiscal year 2017, of unvested restricted stock units that would vest if the Named Executive Officers experienced a qualifying termination within 12 months following a change in control of the Company and the Committee did not act to prevent acceleration of the awards.

(b)	Vested SERP Benefit

The annual SERP benefit is paid upon retirement for the remaining life of the executive with a 50% survivor annuity paid to the surviving spouse or life partner for the remainder of their life after the executive’s death, as described in the Pension Benefits section on page 46.

Death

The amounts shown are the present values of the 50% survivor annuity, payable in semi-monthly installments to the spouse or life partner of the executive, assuming the payments would begin on the date on which the executive would have attained minimum retirement age of 53, or the executive’s actual age, if older, and would continue for the remaining lifetime of the spouse or life partner. There would be no immediate payment of the benefit if the date of death preceded the executive’s earliest retirement age of 53.

Disability

No amounts are shown as none of the eligible Named Executive Officers have reached normal retirement age except Michael Koppel, who retired in May 2017.

Retirement or Termination without Cause

The amounts shown in the table for Blake Nordstrom, Peter Nordstrom, Erik Nordstrom and Geevy Thomas are the present values of their SERP benefits, reduced for early commencement, payable in semi-monthly installments, assuming the payments would begin as of the last day of fiscal year 2017. These Named Executive Officers have met the minimum retirement age of 53 with at least 10 years of service and would be eligible for early retirement with prior approval from the Board. If the Board approved early retirement, they would be entitled to a reduced SERP benefit, as described in the Pension Benefits section on page 46.

The amount shown in the table under Retirement for Michael Koppel is the present value of his remaining future payments as of the end of the fiscal year.

NORDSTROM, INC. - 2018 Proxy Statement     51

Back to Contents

Termination Following a Change in Control

No benefits are paid solely due to a change in control, although a change in control triggers immediate vesting and an obligation for the Company to fully fund accrued benefits through a trust. If an executive was separated from the Company after a change in control, a deferred annuity would be payable upon the executive reaching retirement age. If the separation occurred before the executive’s retirement age of 58, or 55 for Geevy Thomas, the benefit would be paid as a reduced early retirement benefit at age 53, or the executive’s actual age, if older. In this case, the requirement for Board approval of the early retirement is waived.

The amounts shown in the table for Blake Nordstrom, Peter Nordstrom, Erik Nordstrom and Geevy Thomas are the present values of their SERP benefits, reduced for early commencement, payable in semi-monthly installments, assuming the payments would begin as of the last day of fiscal year 2017. These Named Executive Officers have met the minimum retirement age of 53 with at least 10 years of service and would be eligible for early retirement.

The Compensation Committee has discretion to discontinue payment of benefits under the SERP if the retired executive is found to have engaged in misconduct or in competitive behavior against the Company.

(c)	Executive Deferred Compensation Plan Survivor Benefit

Under the EDCP, if a participant dies while employed by the Company, the beneficiary receives the participant’s undistributed account balance plus two times any deferrals, excluding any earnings on the deferrals, made by the participant through December 31, 2007. The pre-retirement death benefit is paid in a lump sum.

The amount shown is the death benefit equal to two times Geevy Thomas’s deferrals made through December 31, 2007. The amount does not include Geevy Thomas’s undistributed account balance of $1,102,979. His beneficiary is entitled to receive this account balance in the event of his death, but the amount is not shown in this table as it is already shown in the Fiscal Year 2017 Nonqualified Deferred Compensation Table on page 48, column (e), “Aggregate Balance at Last Fiscal Year-End.”

(d)	Life Insurance Proceeds

The Company provides life insurance for the Named Executive Officers of approximately 1.25 times annual base salary.

The amounts reported in the table represent the life insurance proceeds that would be payable if the Named Executive Officers had died as of the last day of the fiscal year. The premiums paid for the Company-provided life insurance are included in column (a) in the All Other Compensation in Fiscal Year 2017 table on page 37.

(e)	Retiree Health Care Benefit

The Company provides continued health care coverage for the eligible Named Executive Officers if they separate from the Company after age 55 with at least 10 years of service. These benefits include medical, behavioral health/substance abuse, vision, prescription drug and dental coverage. The Named Executive Officers and their spouses or life partners and eligible dependents would be covered under the retiree health plan, and the executive and the Company would continue to share in the cost of the insurance premium. Coverage and cost sharing would continue for the surviving spouse or life partner and eligible dependents after the executive’s death. Effective November 1, 2013, the retiree health plan was closed to new entrants.

Death, Disability, Retirement, Termination without Cause or Termination Following a Change in Control

The amounts in the table for Blake Nordstrom and Peter Nordstrom are the present values of the health care cost that would be payable by the Company if they had separated on the last day of the fiscal year. Blake Nordstrom and Peter Nordstrom have met the minimum retirement age of 55 with at least 10 years of service and would be eligible for retirement. Assumptions used in determining these amounts include a discount rate of 3.97% and the RP2014 White Collar, Fully Generational Mortality Table with projection scale MP2017.

The amount in the table for Michael Koppel is the present value of the health care cost as of the end of fiscal year 2017.

An executive who is terminated for cause, as determined by the Company in the exercise of its discretion in accordance with the Plan, is not eligible to receive the retiree health care benefit.

(f)	Separation Benefit

Under the Leadership Separation Plan, Anne Bramman and Geevy Thomas are eligible to receive benefits upon involuntary termination of employment by the Company due to job elimination. Blake Nordstrom, Peter Nordstrom and Erik Nordstrom are not eligible for separation benefits under the Plan. The benefits for eligible employees are based on leadership level and years of service, and include:

●	lump sum cash payment for severance: one month of base salary per year of service, with a minimum of 6 months up to a maximum of 12 months. This is reduced by an amount equal to the participant’s gross monthly SERP benefit multiplied by the number of months used to calculate the severance payment;
●	lump sum cash payment for health coverage: the cost of the Company-paid portion of the employee’s currently elected health coverage for 12 months, unless the employee is eligible for and elects the retiree health care benefit, as described in footnote (e) above; and
●	up to six months of outplacement services.

NORDSTROM, INC. - 2018 Proxy Statement     52

Back to Contents

The potential separation benefits for the Named Executive Officers are shown below.

		Company-Paid	Cost of
	Separation	Portion of	Outplacement	Total Separation
	Payment	Medical Benefits	Services	Benefit
Name	($)	($)	($)	($)
Blake W. Nordstrom	—	—	—	—
Anne L. Bramman	375,000	7,735	4,200	386,935
Peter E. Nordstrom	—	—	—	—
Erik B. Nordstrom	—	—	—	—
Geevy S.K. Thomas	222,039	—	4,200	226,239
Michael G. Koppel	—	—	—	—

Geevy Thomas’s estimated separation payment shown above is reduced by an amount equal to his estimated gross monthly SERP benefit multiplied by the number of months used to calculate his separation payment. No amount is included for the Company-paid portion of medical benefits as it is assumed he would elect the Company’s retiree health care benefit.

Michael Koppel was not eligible to receive any separation benefits as he voluntarily retired from the Company in May 2017.

Under the Leadership Separation Plan, the Company may provide the executive with additional separation benefits, in cash or in kind, to assist the executive in the transition from active employee status. To receive any benefits under the Leadership Separation Plan, the Named Executive Officer must sign a release in which the executive agrees, among other things, not to disclose to anyone at any time any confidential information acquired during employment with the Company, and not to publish any statement, or instigate, assist or participate in the making or publication of any statement which is disparaging or detrimental in any way to the Company, except in each case as required by applicable law.

(g)	Disability Insurance Benefit

The Company provides long-term disability insurance for the Named Executive Officers. The amount reported in the table for each Named Executive Officer is the long-term disability benefit provided of up to $35,000 per month. The premiums for the Company-provided disability insurance are included in column (a) in the All Other Compensation in Fiscal Year 2017 table on page 37.

(h)	Executive Management Bonus

The performance period under the Executive Management Bonus Plan is the fiscal year. Therefore, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits under this Plan. However, if an employee died, became disabled or retired during the fiscal year, the Compensation Committee would have the sole discretion to determine what amounts, if any, an executive would remain eligible to receive as a performance-based bonus award. Executives who meet certain age and years of service requirements are eligible for a prorated bonus payout after the end of the fiscal year, should their measures qualify for payout. Michael Koppel received a prorated bonus payout for fiscal year 2017, as reported in the Summary Compensation Table.

Pay Ratio Disclosure

In August 2015, the SEC issued final rules implementing the provision of the Dodd-Frank Act that requires U.S. publicly traded companies to disclose the ratio of their Principal Executive Officer’s compensation to that of their median employee. For this required disclosure, Blake Nordstrom, Co-President, is considered to be our Principal Executive Officer (“PEO”).

For fiscal year 2017:

●	the annual total compensation of Blake Nordstrom was $5,634,701; and
●	the estimated median of the annual total compensation of all employees of our Company, other than Blake Nordstrom, was $30,105.

Based on this information, for 2017 the ratio of the annual total compensation of Blake Nordstrom, our Co-President and PEO, to the median of the annual compensation of all employees was 187 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

To identify the median employee, we used the total compensation as reported on the 2017 W-2 for all of our U.S. employees, excluding our PEO, and the Canadian equivalent T4 for all of our Canadian employees, who were employed by us on February 3, 2018, the last day of our fiscal year. We included full-time, part-time, seasonal and temporary employees and did not annualize the compensation for our permanent full-time and part-time employees who were not employed with us for the entire fiscal year. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency. Similar to other large retail companies, a significant portion of our workforce is employed on a part-time and seasonal basis. As of the end of fiscal year 2017, approximately 39,000 of our 70,000 employees – or 56% of our workforce – were either part-time or seasonal.

After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our Named Executive Officers as shown in the 2017 Summary Compensation Table on page 36.

NORDSTROM, INC. - 2018 Proxy Statement     53

Back to Contents

PROPOSAL 3	ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION: SAY ON PAY

The Board recommends a vote FOR this proposal.

The Company is providing shareholders with an advisory (nonbinding) vote on the compensation program of our Named Executive Officers as disclosed in this Proxy Statement. At the 2017 Annual Meeting of Shareholders, over 95% of the votes cast approved our Board’s recommendation to hold advisory votes on an annual basis.

At the 2017 Annual Meeting of Shareholders, over 92% of the votes cast were supportive of our compensation programs. The Compensation Committee recognizes this support of the compensation program for our Named Executive Officers and continues to apply the same guiding principles which underlie our pay-for-performance philosophy.

Compensation Program Highlights

As described in the Compensation Discussion and Analysis beginning on page 26, our Named Executive Officers are rewarded when defined performance milestones are achieved and when value is created for our shareholders. Our Compensation Committee and Board believe that our compensation program is effective in implementing our executive compensation philosophy and establishing a solid link between compensation and shareholder interests. Highlights of our compensation program include the following:

●	We deliver the majority of compensation through a pay-for-performance framework where incentives are based on achieving results. Approximately 80% of the value of the targeted compensation package for our Named Executive Officers is weighted toward pay-for-performance and variable compensation to reinforce our philosophy of compensating our executives when they and the Company are successful in ways that support shareholder interests.
●	Each year, the Compensation Committee establishes the performance-based bonus measures that focus executives on the most important Company objectives. In 2017, Named Executive Officers each had the following measures:
–	Return on Invested Capital (“ROIC”) to ensure our overall performance aligns directly with shareholder returns over the long term. The measure is expressed as a threshold that must be met before any payout can be made on EBIT results to ensure our executives are rewarded only after earnings generate a meaningful return for our shareholders;
–	Earnings Before Interest and Income Tax Expense (“EBIT”) to emphasize the importance of earnings and its role in driving shareholder value. Each Named Executive Officer’s performance-based bonus was weighted 100% on this measure, subject to the Incentive ROIC threshold; and
–	Strategic Bonus Measure to use as a bonus payout modifier (up or down) by up to 25%, not to exceed the maximum payout under the Executive Management Bonus Plan, which is 2.5 times an executive’s target bonus opportunity. The Strategic Bonus Measure considered objective progress in expanding: 1) market share, 2) customer count, and 3) customer engagement.
●	The Committee references the 50th percentile of our retail peer group when assessing the Named Executive Officers’ targeted level of total direct compensation (base salary + performance-based bonus + long-term incentives). The market information is considered a reference point rather than policy for reviewing competitiveness.
●	We maintain meaningful executive stock ownership guidelines so that our executives’ interests, as shareholders, are aligned with our broader shareholder base.
●	We have an executive compensation clawback policy that applies to performance-based compensation.
●	Our Compensation Committee has retained and directs an independent compensation consultant.
●	We do not have employment agreements with our executives.
●	We do not provide tax gross-ups, except those related to relocation expenses when an executive must move to assume Company responsibilities.
●	We do not allow stock option grant repricing or backdating, nor do we grant options below 100% of fair market value.
●	We have a derivative and hedging policy that prohibits Directors and Executive Officers (as well as other key insiders and their immediate families) from engaging in hedging transactions with respect to any equity securities of the Company held by them.
●	We have restrictions on pledging of Common Stock.
Shareholder Support

We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement.

This proposal gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2018 Annual Meeting: “RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure in this Proxy Statement.”

Our Board has adopted a policy of annual Say-on-Pay advisory votes. As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and Board value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s Named Executive Officers.

NORDSTROM, INC. - 2018 Proxy Statement     54

Back to Contents

EQUITY COMPENSATION PLANS

The following table provides information as of the fiscal year ended February 3, 2018 about Common Stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board under all of the Company’s existing equity compensation plans.

	Number of Securities		Weighted-Average	Number of Securities Remaining
	to be Issued Upon		Exercise Price of	Available for Future Issuance
	Exercise of Outstanding		Outstanding Options,	Under Equity Compensation Plans
	Options, Warrants and		Warrants and	(excluding securities to be issued
	Rights		Rights	as reflected in column (1))
Plan Category	(1) (#)		(2) ($)	(3) (#)
Equity compensation plans approved by the Company’s shareholders(a)	16,072,485	(b)	49	11,253,672	(c)
Equity compensation plans not approved by the Company’s shareholders(d)	20,474		5	—
TOTAL	16,092,959		49	11,253,672
(a)	Consist of the 2004 and 2010 Equity Incentive Plans, the Employee Stock Purchase Plan and the 2002 Nonemployee Director Stock Incentive Plan.
(b)	Includes 68,691 of deferred Director awards and 129,646 related to deferred performance share units.
(c)	Includes 8,715,885 shares from the 2010 Equity Incentive Plan, 2,169,076 shares from the Employee Stock Purchase Plan and 368,711 shares from the 2002 Nonemployee Director Stock Incentive Plan.
(d)	Consist of plans created in connection with our subsidiaries.

NORDSTROM, INC. - 2018 Proxy Statement     55

Back to Contents

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by holders of more than 5% of the outstanding shares of Common Stock, by our Directors, by the Named Executive Officers, and by all Directors and Executive Officers of the Company as a group. Except as otherwise noted, all information is as of March 19, 2018.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Ownership (%)
Bruce A. Nordstrom (a) 1617 Sixth Avenue Seattle, Washington 98101-1707	25,698,212	15.32
Anne E. Gittinger (b) 1617 Sixth Avenue Seattle, Washington 98101-1707	15,403,689	9.23
Blake W. Nordstrom (c)	3,604,156	2.14
Peter E. Nordstrom (d)	3,369,996	2.00
Erik B. Nordstrom (e)	3,325,114	1.97
Kenneth J. Worzel (f)	198,477	*
Robert D. Walter (g)	86,055	*
Philip G. Satre (h)	79,691	*
B. Kevin Turner (i)	31,819	*
Brad D. Smith (j)	13,765	*
Gordon A. Smith (l)	12,878	*
Shellye L. Archambeau (k)	12,237	*
Bradley D. Tilden (m)	9,924	*
Tanya L. Domier (n)	9,203	*
Stacy Brown-Philpot (o)	3,444	*
Directors and Executive Officers as a group (20 persons) (p)	12,007,728	7.05
Other >5% Security Holders
The Vanguard Group (q) 100 Vanguard Blvd. Malvern, PA 19355	11,957,523	7.13
*	Does not exceed 1% of the Company’s outstanding Common Stock.

(a)	Bruce A. Nordstrom

Amount and nature of beneficial ownership includes:

●	9,774,870 shares owned by him directly;
●	1,066 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events;
●	261,776 shares owned by his wife individually;
●	9,415,560 shares held by trusts of which he is a trustee and beneficiary; and
●	6,244,940 shares held by trusts of which he is a co-trustee and for which he has shared voting and dispositive power. Mr. Nordstrom is a contingent remainderman with respect to these trusts, but disclaims any beneficial ownership with respect to the shares of Common Stock held in the trusts.
(b)	Anne E. Gittinger

Amount and nature of beneficial ownership includes:

●	13,844,023 shares owned by her directly;
●	4,466 shares held by her in the Company’s 401(k) Plan; and
●	1,555,200 shares held by a trust of which she is a trustee and beneficiary.

Does not include:

●	5,501,520 shares held by a trust of which she is the beneficiary, but over which she holds no voting or investment power and which are reported as beneficially owned by her brother, Bruce A. Nordstrom.

NORDSTROM, INC. - 2018 Proxy Statement     56

Back to Contents

(c)	Blake W. Nordstrom

Amount and nature of beneficial ownership includes:

●	2,147,824 shares owned by him directly;
●	93,006 shares held by him in the Company’s 401(k) Plan;
●	604,856 shares that may be acquired by him through stock options exercisable within 60 days after March 19, 2018;
●	377,626 shares owned by his wife individually;
●	32,794 shares held by trusts of which he is a trustee;
●	199,595 shares held by trusts of which he is the trustee, for which he has sole voting and dispositive power and for which he disclaims beneficial ownership; and
●	148,455 shares held by trusts of which he is a co-trustee, as to which he shares voting and dispositive power with Peter Nordstrom and for which he disclaims beneficial ownership.
(d)	Peter E. Nordstrom

Amount and nature of beneficial ownership includes:

●	2,319,247 shares owned by him directly, of which 230,000 shares are pledged as collateral for loans and are in compliance with the Company’s policy regarding pledging;
●	31,254 shares held by him in the Company’s 401(k) Plan;
●	579,191 shares that may be acquired by him through stock options exercisable within 60 days after March 19, 2018;
●	175,533 shares owned by his wife individually;
●	432 shares held by his wife in the Company’s 401(k) Plan;
●	49,060 shares held by trusts of which he is the trustee;
●	66,824 shares held by trusts of which he is the trustee, for which he has sole voting and dispositive power and for which he disclaims beneficial ownership; and
●	148,455 shares held by trusts of which he is a co-trustee, as to which he shares voting and dispositive power with Blake Nordstrom and for which he disclaims beneficial ownership.
(e)	Erik B. Nordstrom

Amount and nature of beneficial ownership includes:

●	2,433,415 shares owned by him directly, of which 457,582 shares are pledged as collateral for loans and are in compliance with the Company’s policy regarding pledging;
●	23,942 shares held by him in the Company’s 401(k) Plan;
●	579,191 shares that may be acquired by him through stock options exercisable within 60 days after March 19, 2018;
●	42,646 shares owned by his wife individually;
●	53,132 shares held by trusts of which he is the trustee; and
●	192,788 shares held by trusts of which he is the trustee, for which he has sole voting and dispositive power and for which he disclaims beneficial ownership.
(f)	Kenneth J. Worzel
●	18,993 shares owned by him directly;
●	5,515 nonvoting stock units held under the Company’s Executive Deferred Compensation Plan;
●	3,892 shares held by him in the Company’s 401(k) Plan; and
●	170,077 shares that may be acquired by him through stock options exercisable within 60 days after March 19, 2018.
(g)	Robert D. Walter

Amount and nature of beneficial ownership includes:

●	31,129 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board; and
●	54,926 shares held by a family trust, of which he is a trustee and beneficiary.
(h)	Philip G. Satre

Amount and nature of beneficial ownership includes:

●	19,804 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board; and
●	59,887 shares held by a family trust, of which he is a trustee and beneficiary.
(i)	B. Kevin Turner

Amount and nature of beneficial ownership includes:

●	31,819 shares owned by him directly.
(j)	Brad D. Smith

Amount and nature of beneficial ownership includes:

●	13,765 shares held by a family trust, of which he is a trustee and beneficiary.
(k)	Gordon A. Smith

Amount and nature of beneficial ownership includes:

●	12,878 shares owned by him directly.
(l)	Shellye L. Archambeau

Amount and nature of beneficial ownership includes:

●	2,296 shares owned by her directly; and
●	9,941 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including her retirement from the Board.

NORDSTROM, INC. - 2018 Proxy Statement     57

Back to Contents

(m)	Bradley D. Tilden

Amount and nature of beneficial ownership includes:

●	9,924 shares held by a family trust, of which he is a trustee and beneficiary.
(n)	Tanya L. Domier

Amount and nature of beneficial ownership includes:

●	9,203 shares owned by her directly.
(o)	Stacy Brown-Philpot

Amount and nature of beneficial ownership includes:

●	3,444 shares owned by her directly.
(p)	Directors and executive officers as a group (20 persons)

Collectively, the combined amount and nature of beneficial ownership for the Directors and all executive officers include:

●	7,482,339 shares owned directly, of which 692,382 shares are pledged as collateral for third party obligations;
●	1,808,461 shares owned by spouses and trusts of which the respective Director or executive officer is a trustee, or a trustee and beneficiary;
●	128,561 nonvoting stock units held by participating Directors under the Directors Deferred Compensation Plan;
●	60,521 nonvoting stock units held by participating executive officers under the Company’s Executive Deferred Compensation Plan;
●	185,730 shares held by participating executive officers and their eligible spouses in the Company’s 401(k) Plan; and
●	2,464,809 shares that may be acquired by the executive officers as a group through stock options exercisable within 60 days after March 19, 2018.
(q)	The Vanguard Group

Pursuant to a Schedule 13G filing made with the SEC, as of December 31, 2017, the aggregate amount beneficially owned by The Vanguard Group includes:

●	11,957,523 shares for which it has sole power to vote or to dispose or to direct disposition; and
●	203,930 shares for which it has shared power to dispose or to direct disposition.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of reports filed with the SEC and written representations that no other reports were required, the Company believes that during the fiscal year ended February 3, 2018 all of our Directors, Executive Officers and owners of in excess of 10% of Common Stock complied with the filing requirements of Section 16(a) of the Exchange Act, except that Bruce Nordstrom filed one report on Form 4 late relating to the distribution of shares from the Directors Deferred Compensation Plan.

NORDSTROM, INC. - 2018 Proxy Statement     58

Back to Contents

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval Process

We maintain policies and procedures regarding the identification, review and approval of related party transactions. In compliance with SEC rules, the Corporate Governance and Nominating Committee reviews and approves or disapproves any transaction or series of related transactions in which: (1) the amount involved exceeds $120,000, (2) the Company or any of its subsidiaries is a participant, and (3) a related party (a Director or Executive Officer of the Company, any nominee for director, any greater than 5% shareholders and any immediate family member of such persons) has a direct or indirect material interest. When considering a transaction, the Committee will review all relevant factors including the Company’s rationale for entering into a related party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case if the transaction were entered with a third party, and the potential of an actual or apparent conflict of interest. After reviewing the information, the Committee will approve or ratify the transaction or transactions only if the Committee determines that the transaction is reasonable and fair to the Company.

Related Party Transaction

Property Sublease. The Company leases a parcel of land from King County, Washington at the King County International Airport and operates its flight department from that location. The size of the Company’s flight department is such that the Company does not require access to or use of the entire parcel, and is able to sublease a portion of the property to Hangar Three LLC (“LLC”) without affecting the Company’s flight operations. LLC is owned by Blake W. Nordstrom, James F. Nordstrom, Jr. and John N. Nordstrom. LLC constructed a hangar for storage of the owners’ personal aircraft on the subleased property. All architectural, project management and construction costs for the hangar, utilities and landscaping improvements were borne by LLC and not by the Company. Upon expiration or termination of the sublease, the hangar improvements will be surrendered to the Company. The material terms of the sublease are as follows:

●	The current sublease carries a term through July 2020, with the Company having the right to terminate it at any time upon 90 days’ notice to LLC, and payment to LLC of the unamortized portion of the construction cost of the hangar.
●	LLC pays the Company a monthly base rent and estimated real estate tax in the form of reimbursement to the Company of its pro rata share of ground rent paid by the Company under the primary lease with King County, currently $10,836 per month. The assessed value and tax rate of the property decreased in 2017.
●	LLC also pays the Company additional rent in the form of reimbursement to the Company of its pro rata share of maintenance costs of the common areas, currently $900 per month, plus a monthly management fee of $135.
●	LLC paid a one-time security deposit in August 2007 in the amount of $10,463, plus an additional sum of $6,069 was paid in August 2009 and $3,141 was paid in August 2015 to increase the security deposit amount to the required two times the current base rent of $9,836.
●	In total, LLC paid the Company rent of $157,794 during the fiscal year ended February 3, 2018 (total rent is inclusive of the month of February).

OTHER MATTERS

The Board knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

NORDSTROM, INC. - 2018 Proxy Statement     59

Back to Contents

2019 ANNUAL MEETING OF SHAREHOLDERS INFORMATION

Requirements and Deadlines for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders

If a shareholder wants the Company to include a shareholder proposal in our Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, (“Exchange Act”) our Corporate Secretary must receive the proposal at our principal executive offices no later than December 20, 2018. Any such proposal must comply with all the requirements of Rule 14a-8.

Under our Bylaws, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these advance-notice procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary of the Company at our principal executive offices. We must receive notice as follows:

●	We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that the Annual Meeting is held on schedule, we must receive notice pertaining to the 2019 Annual Meeting of Shareholders no earlier than January 29, 2019 and no later than February 28, 2019.
●	However, if we hold the 2019 Annual Meeting of Shareholders on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.
●	If we hold a special meeting to elect directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than ten days following the day on which notice of the annual meeting was mailed to shareholders.

Our Bylaws provide that notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Any notice (other than a proposal pursuant to Rule 14a-8) that is received after the times specified herein for proposed items of business will be considered untimely under Rule 14a-4c under the Exchange Act. The persons named in the proxy for the meeting may exercise their discretionary voting power with respect to all such matters, including voting against them. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of the Company’s Bylaws. You may obtain a copy of the Company’s Bylaws at no cost from the Company’s Corporate Secretary or online at investor. nordstrom.com under Corporate Governance. The contact information for the Company’s Corporate Secretary is on page 64.

NORDSTROM, INC. - 2018 Proxy Statement     60

Back to Contents

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.	Why am I receiving these materials?

The Company has made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder of Nordstrom, Inc. as of March 19, 2018, the Record Date, and were entitled to receive notice of the 2018 Annual Meeting of Shareholders and to vote on matters that will be presented at the Annual Meeting.

2.	What items will be voted on at the Annual Meeting?

Shareholders will vote on the following matters at the Annual Meeting:		Board Recommendation:	Page Reference (for more detail)
Proposal 1	To elect the 11 nominees to the Board named in this Proxy Statement	FOR each Director Nominee	19
Proposal 2	To ratify the appointment of Deloitte & Touche as our Independent
	Registered Public Accounting Firm	FOR	24
Proposal 3	To conduct an advisory vote regarding the compensation of
	our Named Executive Officers: Say on Pay	FOR	54
Other	Such other business as may properly come before the Annual Meeting
	and any adjournments or postponements thereof

3.	How can I view the webcast? Where is the Annual Meeting being held?

You can view the live webcast of the Annual Meeting at investor.nordstrom.com. Select Webcasts & Presentations and follow the instructions given. If you would like to attend the Annual Meeting in person, it is being held in the John W. Nordstrom Room, located in the Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington 98101-1707.

4.	Why did I receive a Notice instead of a full set of proxy materials? How can I access the proxy materials online?

We are furnishing proxy materials to our shareholders primarily via the Internet as many of our shareholders prefer that method. By doing so, we increase the convenience of our proxy materials, reduce the environmental impact of our Annual Meeting, and save costs. On April 19, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders who had not previously requested printed materials.

The Notice contains instructions about how to access our proxy materials and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously chosen to receive our proxy materials electronically, you will receive access to these materials via email unless you elect otherwise.

5.	What is a proxy and what is the purpose of this Proxy Statement?

If you designate another person to vote your stock, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you vote online or complete the proxy card enclosed with the materials sent by mail to give us your proxy, you will have designated Blake W. Nordstrom, our Co-President, and Robert B. Sari, a Senior Vice President and our General Counsel and Corporate Secretary, as your proxies to vote your shares as you have directed. This Proxy Statement provides information about the matters to be voted on by shareholders at the Annual Meeting, along with other information regarding the governance of the Company, including our Board Committee structure and executive compensation.

NORDSTROM, INC. - 2018 Proxy Statement     61

Back to Contents

6.	What is the difference between a shareholder of record and a street name shareholder?

Many Company shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held as a shareholder of record and those held in street name.

●	Shareholders of record: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “shareholder of record” or a “registered shareholder,” and the Notice or proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.
●	Street name shareholders: If your shares are held in a stock brokerage account or by a bank, trustee or nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record. As the street name shareholder you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.
7.	How do I cast my vote?

We encourage you to vote on the Internet or by telephone. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote on the Internet or by telephone, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. The method by which you vote your proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person.

Shareholders of record: The Internet and telephone voting procedures are designed to verify that you are a shareholder of record by using a control number and allowing you to confirm that your voting instructions have been properly recorded. Internet and telephone voting for shareholders of record are available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on May 28, 2018.

Voting on the Internet. You may vote on the Internet by using the voting portal found at www.proxyvote.com. You can then confirm that your instructions have been properly recorded.

Voting by Telephone. If you request printed materials, you may vote by telephone using the toll-free number listed on your proxy card. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting by Mail. If you request printed materials, you may vote by signing, dating and returning your proxy card.

Voting in Person. You may vote your shares at the Annual Meeting.

Street name shareholders: You may vote by the method explained on the proxy card or the information you receive from the bank, broker or other record holder. If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record to be able to vote in person at the Annual Meeting.

Shareholders holding shares invested in the Company’s 401(k) Plan: If you participate in the Company’s 401(k) Plan, the number of shares of Common Stock in your account as of the Record Date are reflected on your proxy notice and may be voted as described above for shareholders of record. However, if your vote on those shares is not received by 11:59 p.m. Eastern Daylight Time on May 21, 2018, then the Company’s Retirement Committee will vote those shares in the same proportion as all other 401(k) Plan shares that have been voted.

Shareholders holding shares purchased through the Company’s Employee Stock Purchase Plan: If you hold Common Stock that you acquired through the Company’s Employee Stock Purchase Plan, you are the beneficial owner of those shares and your shares may be voted as described above for street name shareholders.

8.	What does it mean if I receive more than one Notice or package of proxy materials?

This means that you have multiple accounts holding Nordstrom shares. These may include: accounts with our transfer agent, Computershare; shares held in the Nordstrom 401(k) Plan or purchased through the Employee Stock Purchase Plan; and accounts with a broker, bank or other holder of record. Please vote all Notices, voting instruction forms and proxy cards that you receive to ensure that all of your shares are voted.

NORDSTROM, INC. - 2018 Proxy Statement     62

Back to Contents

9.	What is a quorum and what is the voting requirement to approve each of the proposals?

We will have a quorum and will be able to conduct the business of the Annual Meeting if at least 83,897,943 shares, a majority of the outstanding shares of Common Stock as of the Record Date, are present at the Annual Meeting, either in person or by proxy. Your shares will be counted toward the number needed for a quorum if you: (i) vote on the Internet or by telephone; (ii) submit a valid proxy card or voting instruction form; or (iii) in the case of a shareholder of record, attend the Annual Meeting and vote your shares in person.

To elect directors and adopt the other proposals, the following votes are required:

Discretionary
Proposal	Vote Required	Voting Allowed?
Election of Directors	Majority of Votes Cast	No
Ratification of the Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes
Advisory Vote Regarding Executive Compensation: Say on Pay	Majority of Votes Cast	No

Under Washington corporation law and our Articles of Incorporation and Bylaws, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “for” or “against” a particular proposal, whether by proxy or in person. Broker nonvotes (broker nonvotes and discretionary voting are explained in the answer to Question 12) and abstentions are not considered “votes cast” and have no effect on the proposals.

●	Election of Directors; Majority Vote Policy: In the election of Directors, the Company has adopted a majority voting standard as described in more detail on page 13 under Director Elections. Because this is an uncontested election, an incumbent director nominee will be elected if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee. If a director nominee does not receive the requisite votes, that Director’s term will end on the date on which an individual is selected by the Board to fill the position held by such Director or 90 days after the date the election results are determined, whichever occurs first. You may vote “for,” “against” or “abstain” with respect to the election of each nominee.
●	Ratification of the Appointment of Independent Registered Public Accounting Firm: Under the Company’s Bylaws, the votes cast “for” must exceed the votes cast “against” to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2019. You may vote “for,” “against” or “abstain” on this proposal.
●	Advisory Vote Regarding Executive Compensation: The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the Company’s executive compensation program. You may vote “for,” “against” or “abstain” on this proposal.
10.	Can I change my mind after I vote?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by:

●	voting again on the Internet or by telephone prior to the Annual Meeting;
●	signing another proxy card with a later date and mailing it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, prior to the Annual Meeting; or
●	attending the Annual Meeting in person and delivering your proxy or casting a ballot.
11.	What if I do not return my proxy card or voting instruction form or do not provide voting instructions?
●	Shareholders of record: If you are a registered shareholder and do not vote by Internet or phone or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted for the ratification of Deloitte, but not on any of the other proposals.
●	Street name shareholders: If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares for the ratification of Deloitte even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors, the advisory vote regarding executive compensation or on any shareholder proposal without instructions from you, in which case a broker nonvote will occur. Since shares that constitute broker nonvotes will not be included in vote totals and have no effect on the outcome of the election of Directors, the advisory vote regarding executive compensation or any other matters properly brought before the meeting, it is important that you instruct your broker on how to vote your shares.
●	Shareholders with shares invested in the Company’s 401(k) Plan: If your vote of shares held through the Company’s 401(k) Plan is not received by 11:59 p.m. Eastern Daylight Time on May 21, 2018, then the Company’s Retirement Committee will vote your shares in the same proportion as shares that have been voted in the 401(k) Plan. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted by the Retirement Committee “for” all proposals. If any additional proposals are properly presented at the Annual Meeting and any adjournment thereof, the Retirement Committee will vote on the additional proposals in accordance with its discretion.

NORDSTROM, INC. - 2018 Proxy Statement     63

Back to Contents

12.	Will abstentions or broker nonvotes affect the voting results?

If you abstain from voting on a proposal, or if a broker or bank indicates it does not have discretionary authority to vote on a proposal, the shares will be counted for the purpose of determining if a quorum is present, but will have no effect on the other proposals to be considered at the Annual Meeting since these actions do not represent votes cast by shareholders.

13.	Who will count the vote?

Broadridge Investor Communication Services (“Broadridge”) was appointed by the Board to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at broadridge.com. Proxies and ballots that identify the votes of individual shareholders are kept confidential from the Company’s management and Directors. Only Broadridge, as the proxy tabulator and the Inspector of Election, has access to the ballots, proxy forms and voting instructions. Broadridge will disclose information taken from the ballots, proxy forms and voting instructions only in the event of a proxy contest or as otherwise required by law.

14.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results on a current report on Form 8-K within four business days of the Annual Meeting. The Form 8-K will be available online under the “SEC Filings” tab at investor.nordstrom.com.

15.	Who will bear the cost of this proxy solicitation?

The Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to street name shareholders.

16.	What if I have additional questions that are not addressed here?

You may call Nordstrom Investor Relations at 206-303-3200, e-mail Investor Relations at invrelations@nordstrom.com, or call the Corporate Secretary’s Office at 206-303-2541.

NORDSTROM, INC. - 2018 Proxy Statement     64

Back to Contents

Appendix A	Reconciliation of GAAP and Non-GAAP Financial Measures

Incentive Earnings Before Interest and Income Tax Expense (“Incentive EBIT”) and Incentive Return on Invested Capital (“Incentive ROIC”)

We incorporate Incentive EBIT and Incentive ROIC in our executive incentive compensation measures. These measures contemplate non-operating related adjustments.

Incentive EBIT represents net earnings before income tax expense, interest expense and interest income, and contemplates non-operating related adjustments. We define Incentive ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average, and contemplates non-operating related adjustments. These metrics are not measures of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, net earnings, return on assets, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measures calculated under GAAP which are most directly comparable to Incentive EBIT and Incentive ROIC are net earnings and return on assets which are reconciled below.

	12 Fiscal Months Ended
($ in millions)	February 3, 2018	January 28, 2017	January 30, 2016	January 31, 2015	February 1, 2014
Net earnings	$437	$354	$600	$720	$734
Add: income tax expense(a)	353	330	376	465	455
Add: interest expense, net	136	121	125	138	161
Earnings before interest and income tax expense	926	805	1,101	1,323	1,350
Add: non-operating related adjustments(b)	26	271	145	68	27
Incentive EBIT	952	1,076	1,246	1,391	1,377
Add: interest income	5	1	—	1	1
Incentive ROIC earnings before interest and income tax expense	957	1,077	1,246	1,392	1,378
Add: rent expense	250	202	176	137	125
Less: estimated depreciation on capitalized operating leases(c)	(133)	(108)	(94)	(74)	(67)
Net operating profit	1,074	1,171	1,328	1,455	1,436
Less: estimated income tax expense	(480)	(444)	(512)	(561)	(550)
Net operating profit after tax	$594	$727	$816	$894	$886
Average total assets	$8,055	$7,917	$9,076	$8,860	$8,398
Less: average non-interest-bearing current liabilities(d)	(3,261)	(3,012)	(2,993)	(2,730)	(2,430)
Less: average deferred property incentives and deferred rent liability(d)	(644)	(644)	(548)	(502)	(489)
Add: average estimated asset base of capitalized operating leases(e)	1,805	1,512	1,236	1,058	929
Add (Less): non-operating related adjustments	3	90	623	(100)	—
Average invested capital	$5,958	$5,863	$7,394	$6,586	$6,408
Return on assets(b)	5.4%	4.5%	6.6%	8.1%	8.7%
Incentive ROIC	10.0%	12.4%	11.0%	13.6%	13.8%
(a)	Results for the 12 months ended February 3, 2018 include $42 impact related to the Tax Act.
(b)	Amounts for the 12 fiscal months ended January 28, 2017 include the $197 impact of the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016, which negatively impacted return on assets by approximately 240 basis points.
(c)	Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote (e) below.
(d)	Balances associated with our deferred rent liability have been classified as long-term liabilities in the current period.
(e)	Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote (c).

NORDSTROM, INC. - 2018 Proxy Statement     A-1

Back to Contents

Designed & published by   labrador-company.com

Back to Contents

nordstrom
cares:

doing more each year

Our commitment to Corporate Social Responsibility (CSR) is an extension of our commitment to serving our customers. We’ve prioritized our efforts based on the impacts of our business, as well as what our customers, employees and other stakeholders have told us is most important to them.

Our programs support two pillars, Taking Care of Our Communities and Respecting the Environment, and are driven by our 2020 CSR goals. As with every facet of our business, our CSR activities are continually evolving as we find new and innovative ways to leave it better than we found it.

taking care of our communities
GIVING

Matched $1.83 million in employee donations and volunteer time to nearly 2,500 organizations.

Donated more than $1 million to the YWCA through our give-back brand Treasure & Bond.

HUMAN RIGHTS

Trained Nordstrom Product Group employees on our human-rights standards.

Launched worker-empowerment programs in three countries, focusing on workplace communication, and women’s health and financial education.

respecting the environment

We ranked #35 in Newsweek’s Green Rankings and #95 on Barron’s 100 Most Sustainable Companies list.

ENERGY

Reduced usage by 5% per square foot (a 13% reduction from our 2014 baseline).

Used 36% more renewable energy (in deregulated markets where we operate).

SUSTAINABLE PRODUCTS

Helped customers donate more than five tons of clothing, shoes and accessories.

WATER

Reduced usage by 2% per square foot (a 14% reduction from our 2014 baseline).

Our 2017 CSR report will be available soon at NordstromCares.com.

RECYCLING IS ALWAYS IN STYLE.
Learn more about our sustainability efforts at nordstromcares.com.
©2018 Nordstrom, Inc. All rights reserved. Printed in the USA. 424525492	investor.nordstrom.com | #NORDSTROM

NORDSTROM, INC. C/O SECRETARY 1700 7TH AVENUE, SUITE 700 SEATTLE, WA 98101

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/28/2018 for shares held directly and by 11:59 P.M. ET on 05/21/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/28/2018 for shares held directly and by 11:59 P.M. ET on 05/21/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
the following:

1	ELECTION OF DIRECTORS
		For	Against	Abstain
Nominees

1a.	Shellye L. Archambeau	☐	☐	☐

1b.	Stacy Brown-Philpot	☐	☐	☐

1c.	Tanya L. Domier	☐	☐	☐

1d.	Blake W. Nordstrom	☐	☐	☐

1e.	Erik B. Nordstrom	☐	☐	☐

1f.	Peter E. Nordstrom	☐	☐	☐

1g.	Philip G. Satre	☐	☐	☐

1h.	Brad D. Smith	☐	☐	☐

1i.	Gordon A. Smith	☐	☐	☐

1j.	Bradley D. Tilden	☐	☐	☐

1k.	B. Kevin Turner	☐	☐	☐

The Board of Directors recommends you vote FOR
proposals 2. and 3..		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

3.	ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION: SAY ON PAY.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting and at any convening or reconvening of the meeting following a postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000365200_1   R1.0.1.17

The Notice and Proxy Statement and Annual Report on Form 10-k are available for viewing purposes only at investor.Nordstrom.com.

To vote by Internet, you must access www.proxyvote.com.

If you vote via telephone or Internet, you do not need
to mail back this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS
NORDSTROM, INC.
1617 SIXTH AVENUE, SEATTLE, WASHINGTON 98101-1707

The Shareholder(s) of Nordstrom, Inc. named on this proxy card hereby appoints Blake W. Nordstrom and Robert B. Sari, or either of them, each with full power of substitution, as Proxy Holders to vote all shares of stock of the Shareholder entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 29, 2018, at 9:00 a.m., Pacific Daylight Time, at the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington 98101-1707, and any adjournment or postponement thereof, with all power the Shareholder would possess if personally present. The Proxy Holders will vote as directed by the Shareholder for the proposals to be presented at the meeting. Unless revoked or otherwise directed, the Proxy Holders will vote FOR proposals 1, 2 and 3. If any additional proposals are properly presented at the meeting and any adjournment thereof, the Proxy Holders will vote on such additional proposals in accordance with their discretion.

Notwithstanding the above, if there are shares allocated to the Shareholder’s account in the Nordstrom 401(k) Plan (the “Plan”), the Shareholder hereby directs the Nordstrom, Inc. Retirement Committee (the “Retirement Committee”) to confidentially vote all shares as indicated by the Shareholder on the reverse side of this proxy card. If this proxy card is signed and returned without specific instructions for voting, the shares will be voted by the Retirement Committee as provided in the paragraph above. If the Shareholder’s vote of shares held through the Plan is not received by 11:59 p.m. Eastern Daylight Time on May 21, 2018, then the Retirement Committee will vote those shares in the same proportion as Plan shares that have been voted.

Your telephone or Internet vote authorizes the Proxy Holders and/or the Retirement Committee to vote the shares in the same manner as if you marked, signed and returned this proxy card.

Continued and to be signed on reverse side

0000365200_2   R1.0.1.17